Execution Version

STOCK PURCHASE AGREEMENT

dated as of July 22, 2015

by and among

THE COCA-COLA COMPANY,

COCA-COLA BOTTLING CO. CONSOLIDATED

and

BYB BRANDS, INC.

i

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 22, 2015, is made by and among THE COCA-COLA COMPANY, a Delaware corporation (the “Buyer”), COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Seller”), and BYB BRANDS, INC., a North Carolina corporation (the “Company”).

RECITALS

WHEREAS, the Company is engaged in the business of creating, distributing and marketing new and alternative beverage brands (such business, excluding the FIAB Business, the “Business”);

WHEREAS, prior to the date hereof, the Company transferred the FIAB Business to CCBCC Operations, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Seller (the “New FIAB Business Owner”);

WHEREAS, the Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Seller desires to sell, and the Buyer desires to acquire, all of the Shares, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Buyer and the Seller will make an election under Section 338(h)(10) of the Code to treat the transactions contemplated herein as a sale of assets for Tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01        Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

Article II

PURCHASE AND SALE

Section 2.01        Agreement to Purchase and Sell the Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, all of the Shares, free and clear of all Liens.

Section 2.02        Closing. On August 24, 2015 or the first Business Day thereafter in which the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Seller and the Buyer may agree, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 9:00 a.m. Eastern Time, or such other place, time or means (including electronically) as the Seller and the Buyer may agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date”.

Section 2.03        Purchase Price. Subject to adjustment pursuant to Section 2.07, the aggregate amount to be paid by the Buyer for the Shares shall be $25,000,000 (the “Purchase Price”).

Section 2.04        Closing Deliveries by the Seller and the Company to the Buyer. At the Closing, the Seller or the Company, as applicable, shall deliver or cause to be delivered to the Buyer:

(a)              a receipt for the Closing Cash Payment;

(b)             stock certificates representing the Shares and accompanying stock powers duly executed by the Seller, evidencing the transfer of the Shares to the Buyer;

(c)             a certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, as to the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where the Company is qualified to do business, in each case dated within twenty (20) days prior to the Closing Date;

(d)             the organizational record books, minute books and corporate seal of the Company;

(e)             a certificate pursuant to Treasury Regulations Section 1.1445-2(b) executed by the Seller that the Seller is not a foreign person within the meaning of Section 1445 of the Code, together with such other certificates or undertakings reasonably requested by the Buyer as shall be reasonably required to permit the Closing Cash Payment to be paid without provision for withholding Taxes under the Laws of any applicable jurisdiction; provided, that any failure by the Seller to deliver any such certificates or undertakings at the Closing will not be deemed to constitute the failure of any condition set forth in Article VII, and the Buyer’s sole remedy in respect thereof will be to withhold an appropriate amount of Taxes from the Closing Cash Payment;

2

(f)               a properly completed and duly executed IRS Form 8023 (and all required attachments thereto and, to the extent reasonably requested by the Buyer, all forms under analogous provisions of state or local Law) required to effect the 338(h)(10) Election;

(g)             the other documents and certificates required to be delivered pursuant to Section 7.03; and

(h)             written resignations from each of the officers and directors of the Company, in each case effective as of the Closing.

Section 2.05        Closing Deliveries by the Buyer to the Seller. At the Closing, the Buyer shall deliver to the Seller:

(a)             an amount in cash (the “Closing Cash Payment”) equal to (i) the Purchase Price, minus (ii) the aggregate amount of the Indebtedness of the Company outstanding immediately prior to the Closing (other than Affiliate Loans that will be paid pursuant to Section 5.19), minus (iii) the aggregate amount of all Transaction Expenses, minus (iv) the amount of the Estimated Net Working Capital Deficit, if any, plus (v) the amount of the Estimated Net Working Capital Surplus, if any, by wire transfer in immediately available funds, to an account or accounts as directed by the Seller, provided that the Seller will designate such account or accounts no later than three (3) Business Days prior to the anticipated Closing Date; and

(b)             the other documents and certificates required to be delivered pursuant to Section 7.02.

Section 2.06        Additional Closing Payments by the Buyer. At the Closing, the Buyer shall:

(a)             on behalf of the Company, pay to such account or accounts as the Seller specifies to the Buyer in the Closing Statement, the aggregate amount of the Indebtedness of the Company outstanding immediately prior to the Closing (other than Affiliate Loans that will be paid pursuant to Section 5.19); and

(b)             on behalf of the Company, pay to such account or accounts as the Seller specifies to the Buyer in the Closing Statement, the aggregate amount of the Transaction Expenses.

Section 2.07        Adjustment of Purchase Price.

(a)             Not less than five (5) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and will deliver to the Buyer a closing statement of the Company as of the Closing Date (the “Closing Statement”), signed by an authorized officer of the Seller (on behalf and in the name of the Seller), which sets forth (i) by lender, the aggregate amount of the Indebtedness of the Company (other than Affiliate Loans that will be paid pursuant to Section 5.19) owed to such lender as of immediately prior to the Closing and includes wire transfer instructions for the account to which funds should be transferred to pay off such Indebtedness, (ii) by payee, the Transaction Expenses and including wire transfer instructions for the account to which funds should be transferred to pay such Transaction Expenses, (iii) the Seller’s good faith estimate of the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), together with reasonable detail supporting such calculation (including all supporting schedules and similar documentation), (iv) (A) the Estimated Net Working Capital Surplus, if any, or (B) the Estimated Net Working Capital Deficit, if any, and (v) the Seller’s calculation of the Closing Cash Payment and including wire transfer instructions for the account of the Seller to which funds should be transferred. The Seller shall respond to any written questions it receives from the Buyer with respect to the Closing Statement within one (1) Business Day of its receipt of the same. Attached to the Closing Statement will be copies of the Payoff Letters delivered in accordance with Section 7.03(e) and documents which confirm that, upon payment of the respective amounts of Transaction Expenses specified in the Closing Statement, each Person that is to be paid Transaction Expenses described on the Closing Statement shall have been paid in full for all such Transaction Expenses.

3

(b)             The Seller hereby agrees to conduct a physical inventory count on the Closing Date for the purpose of preparing the Preliminary Net Working Capital Schedule. The Seller hereby agrees that the Buyer and its Representatives shall be permitted to attend any such physical inventory count conducted by the Seller at such time and at such places as the Seller specifies. No later than one hundred twenty (120) days following the Closing Date, the Seller will prepare, or cause to be prepared, and will deliver to the Buyer the Closing Financial Information and the Preliminary Net Working Capital Schedule. The Preliminary Net Working Capital Schedule will be based on, and will be consistent with, the Closing Financial Information. Upon reasonable prior written notice, the Buyer shall provide the Seller and its Representatives with reasonable access, during normal business hours, to the Company and to the Company’s Representatives and to the Buyer’s Representatives and to such books and records as may be reasonably requested by the Seller or its Representatives in order to prepare the information contained in the Closing Financial Information and the Preliminary Net Working Capital Schedule; provided, however, that (i) such access shall not unreasonably interfere with any of the businesses or operations of the Buyer or its Affiliates (including the Company) and (ii) the auditors and accountants of the Buyer or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)              The Buyer shall have one hundred twenty (120) days following receipt of the Preliminary Net Working Capital Schedule during which to notify the Seller of any dispute of any item contained in the Preliminary Net Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute (a “Notice of Dispute”). Upon reasonable prior written notice, the Seller shall provide the Buyer and its Representatives with reasonable access, during normal business hours, to the Seller’s Representatives and such books and records as may be reasonably requested by the Buyer and its Representatives in order to verify the information contained in the Closing Financial Information and the Preliminary Net Working Capital Schedule; provided, however, that (i) such access shall not unreasonably interfere with any of the businesses or operations of the Seller or its Affiliates and (ii) the auditors and accountants of the Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

4

(d)             If the Buyer does not provide the Seller with a Notice of Dispute within such one hundred twenty (120) day period, then the Preliminary Net Working Capital Schedule prepared by the Seller shall be deemed to be the Final Net Working Capital Schedule and will be conclusive and binding upon all parties hereto.

(e)              If the Buyer provides the Seller with a Notice of Dispute within such one hundred twenty (120) day period, the Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Net Working Capital Schedule shall be prepared in accordance with the agreement of the Buyer and the Seller. If the Buyer and the Seller are unable to resolve any dispute regarding the Preliminary Net Working Capital Schedule within thirty (30) days after the Seller’s receipt of the Notice of Dispute, or such longer period as the Buyer and the Seller shall mutually agree in writing, such dispute shall be resolved in accordance with Section 2.07(f).

(f)              If the Buyer and the Seller are unable to resolve any dispute regarding the Preliminary Net Working Capital Schedule within thirty (30) days after the Seller’s receipt of the Notice of Dispute, or such longer period as the Buyer and the Seller shall mutually agree in writing, such dispute shall be resolved by a mutually agreed upon accounting firm that, unless otherwise mutually agreed by the parties, is independent of the Buyer and the Seller (meaning a firm of certified public accountants that has not provided services to any of the parties hereto or their Affiliates during the immediately preceding five (5) years) (such accounting firm, the “Arbitrator”). Such resolution shall be final and binding on the parties hereto, and the Final Net Working Capital Schedule shall be prepared in accordance with the resolution of the Arbitrator. The Buyer and the Seller shall submit to the Arbitrator for review and resolution all matters (but only such matters) that are set forth in the Notice of Dispute that remain in dispute in determining the Net Working Capital Amount and the Arbitrator shall, except in the case of manifest error, (A) not assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, and (B) make its determination based on written submissions by the Buyer and the Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Arbitrator shall use commercially reasonable efforts to complete its work within forty-five (45) days following its engagement. The fees, costs and expenses of the Arbitrator (i) shall be borne by the Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are resolved against the Buyer (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are resolved against the Seller (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted.

5

(g)             Within five (5) Business Days following the determination of the Final Net Working Capital Schedule in accordance with this Section 2.07:

(i)              to the extent that there is a Net Working Capital Deficit on the Final Net Working Capital Schedule, the Seller shall pay to the Buyer in cash an aggregate amount equal to the Net Working Capital Deficit by wire transfer of immediately available funds to an account designated by the Buyer. Upon such payment, the Seller shall be fully released and discharged of any obligation with respect to the Net Working Capital Deficit;

(ii)            to the extent that there is a Net Working Capital Surplus on the Final Net Working Capital Schedule, the Buyer shall pay to the Seller in cash an aggregate amount equal to the Net Working Capital Surplus by wire transfer of immediately available funds to an account designated by the Seller. Upon such payment, the Buyer shall be fully released and discharged of any obligation with respect to the Net Working Capital Surplus; and

(iii)           any payment made pursuant to this Section 2.07(g) shall include an additional amount of interest on the amount so remitted at a rate per annum equal to the Six-Month Treasury Rate, which additional amount of interest shall accrue from and after the first calendar day after the Closing Date until the date of payment.

Section 2.08        Withholding. The Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount so deducted or withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amount would otherwise have been paid. Each of the Seller, the Company and the Buyer shall use reasonable efforts to cooperate with the other party in minimizing or eliminating such amounts.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

Except as provided in the Disclosure Schedule delivered by the Seller and the Company to the Buyer on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Disclosure Schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Seller and the Company jointly and severally represent and warrant to the Buyer as follows; provided, however, that except for the representations and warranties made in Section 3.27, no representations or warranties are made by the Seller or the Company in this Article III (or otherwise in this Agreement) with respect to the FIAB Business:

6

Section 3.01        Incorporation, Qualification and Authority of the Seller and the Company; Capitalization of the Company; Subsidiaries.

(a)              The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Companion Agreements. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of North Carolina and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Companion Agreements. The Company has the corporate power and authority to operate the Business as now conducted and is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing has not or would not reasonably be expected to adversely affect either the Business in any material respect or the Seller’s or the Company’s ability to consummate the transactions contemplated by this Agreement. The execution and delivery by the Seller and the Company of this Agreement and the Companion Agreements and the consummation by the Seller and the Company of the transactions contemplated by, and the performance by the Seller and the Company under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate or other applicable action on the part of the Seller and the Company. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Seller and the Company, and (assuming due authorization, execution and delivery by the Buyer and/or any Affiliate of the Buyer executing any such Companion Agreement, if applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Seller and the Company (as applicable), enforceable against the Seller and the Company (as applicable) in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)              Section 3.01(b) of the Disclosure Schedule accurately and completely sets forth the capital structure of the Company including the number of shares of capital stock, units or other equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock, units or other equity interests of the Company (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are held of record by the Persons and in the amounts set forth on Section 3.01(b) of the Disclosure Schedule, and (iii) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person. Except as set forth on Section 3.01(b) of the Disclosure Schedule, no shares of capital stock, units or other equity interests of the Company are reserved for issuance or are held as treasury shares, and (A) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company; (B) there are no outstanding contracts or other agreements of the Company, the Seller or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock, units or other equity interests of the Company, or securities or obligations of any kind convertible into any shares of the capital stock, units or other equity interests of the Company; (C) other than dividends payable in cash, there are no dividends that have accrued or been declared but are unpaid on the capital stock, units or other equity interests of the Company; (D) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; and (E) there are no voting agreements or other agreements relating to the management of the Company. Other than the Seller, no other Person is the record holder of any capital stock, units or other equity interests in the Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind by the Seller or the Company with respect to any capital stock (including options, warrants or debt convertible into shares, options or warrants) of the Company or any entity that has been merged into the Company has given rise to any Action by any Person that is enforceable against the Company, the Seller or the Buyer, and, to the Knowledge of the Seller, no fact or circumstance exists that could give rise to any such Action. All redemptions or transfers of shares of capital stock, units or other equity interests of the Company since December 31, 2013 are set forth on Section 3.01(b) of the Disclosure Schedule.

7

(c)              Except as set forth on Section 3.01(c) of the Disclosure Schedule, the Company has never owned, nor does it currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

Section 3.02        No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the Buyer or its Affiliates, the execution, delivery and performance by the Seller and the Company (as applicable) of this Agreement and the Companion Agreements and the consummation by the Seller and the Company (as applicable) of the transactions contemplated by this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Seller or the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the Company or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Company pursuant to, any Material Contract, other than, with respect to the foregoing clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material cost or result in a material disruption to the Company.

Section 3.03        Consents and Approvals. The execution and delivery by the Seller and the Company (as applicable) of this Agreement and the Companion Agreements do not, and the performance by the Seller and the Company (as applicable) of, and the consummation by the Seller and the Company (as applicable) of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not (i) prevent or delay the consummation by the Seller or the Company (as applicable) of the transactions contemplated by, or the performance by the Seller or the Company (as applicable) of any of their material obligations under, this Agreement and the Companion Agreements or (ii) result in any material cost to the Company, (b) as may be necessary as a result of any facts or circumstances specifically relating to the Buyer or its Affiliates or (c) if applicable, in connection, or in compliance with, the notification and waiting period requirements of the HSR Act.

8

Section 3.04        Absence of Certain Changes or Events. Except as contemplated by this Agreement, from December 31, 2013 to the date of this Agreement, (a) the Company has conducted the Business in the ordinary course of business consistent with past practices, (b) the Company has not taken any action which, if taken after the date of this Agreement, would require the consent of the Buyer pursuant to Section 5.01, and (c) there has not occurred any state of facts, event, change, condition, effect, circumstance or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect or that would materially impair or materially delay the ability of the Seller or the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Companion Agreements.

Section 3.05        Absence of Litigation. There are no material Actions pending or, to the Knowledge of the Seller, threatened against (a) the Seller relating to the Company or the Business or that seek to, or would reasonably be expected to, materially impair or delay the ability of the Seller to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements, or (b) the Company. During the past three (3) years, there has been no material Action instituted or threatened in writing against (x) the Seller relating primarily to the Company or the Business or (y) the Company.

Section 3.06        Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered solely in Section 3.11), the Company is, and since December 31, 2010 has been, in compliance with all applicable Laws in all material respects, and the Company has not been charged with, and the Company has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, the Company is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Authority.

Section 3.07        Governmental Licenses and Permits.

(a)             Excluding Environmental Permits (which are covered solely in Section 3.11), and except as has not had and would not reasonably be expected to result in material liability to the Company, the Company holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are required for the operation of the Business as conducted by the Company (collectively, “Material Permits”).

9

(b)             Excluding Environmental Permits (which are covered solely in Section 3.11), the Company is not in default under or violation of any of the Material Permits in any material respect and, to the Knowledge of the Seller, there are no facts, conditions or circumstances that would reasonably be expected to result in the suspension or revocation of, or prevent the renewal of, any such Material Permits.

Section 3.08        Assets.

(a)              The assets and properties of the Company are owned by the Company free and clear of all Liens, except for Permitted Liens. The Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties of the Company.

(b)             Except for the services provided under the Companion Agreements and general centralized administrative and corporate functions, as of the date hereof the assets and the properties of the Company collectively constitute, and as of the date immediately prior to the Closing Date such assets and properties collectively will constitute, all of the assets, properties, rights and interests necessary to operate the Business in the manner operated by the Company from December 31, 2012 through the date of this Agreement and as of immediately prior to the Closing Date, respectively.

(c)              All items of tangible personal property and all buildings, plants, improvements and other tangible assets of the Company (i) are in good operating condition and in a state of good maintenance and repair consistent with current industry standards, ordinary wear and tear excepted, (ii) are usable in the ordinary course of business consistent with past practice and (iii) conform in all material respects to all Laws applicable thereto. All of the tangible personal property of the Company is in the possession of the Company.

(d)             Except as set forth on Section 3.08(d) of the Disclosure Schedule, all components and sub-formulations of the Tum-E-Yummies® beverage brand are owned exclusively by the Company, and, from and after the Closing, the Buyer will not be constrained from modifying any such formulations for any reason.

Section 3.09        Inventory. The inventory of the Business as will be reflected on the Final Net Working Capital Schedule, (a) will be of a quality and quantity presently usable and saleable in the ordinary course of business consistent with past practice and (b) will be valued on the books and records of the Company at the lower of cost or market on an average cost basis.

Section 3.10        Real Property.

(a)              The Company does not own any real property.

10

(b)            Section 3.10(b) of the Disclosure Schedule lists the street address of each parcel of real property leased by the Company (the “Real Property”) and a list of all leases and occupancy agreements with respect to the Real Property. The Company has delivered to the Buyer a true, correct and complete copy of each such lease and occupancy agreement, together with all amendments thereto. The Company has a valid leasehold, usufruct or similar interest in the Real Property, free and clear of all Liens except for Permitted Liens or Liens created by or through the Buyer or any of its Affiliates.

(c)             To the Knowledge of the Seller, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Real Property or the improvements thereon.

(d)             Neither the Company nor the Seller has received written notice of the actual or pending imposition of any assessment against the Real Property for public improvements.

(e)              Neither the Company nor the Seller has received written notice from any Person within the past three (3) years of any default or breach under any covenant, condition, restriction, right of way, easement or license affecting the Real Property, or any portion thereof, that remains uncured, except where any failure to cure would not result in a material cost or disruption to the Business. Any easements and rights-of-way that serve the Real Property are valid and enforceable, in full force and effect and are not subject to any prior Liens (other than Permitted Liens) that could result in a forfeiture thereof, except where such invalidity, unenforceability, ineffectiveness or forfeiture would not result in a material cost or disruption to the Business.

(f)              Neither the Company nor the Seller has received written notice of any special assessments to be levied against the Real Property.

Section 3.11        Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule:

(a)             The Company is, and has been for the past three (3) years, operating in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. Neither the Company nor the Seller has received any written notice during the past three (3) years from any Governmental Authority alleging that the Company or the Seller with respect to the Business is not in compliance in any material respect with any Environmental Law or Environmental Permit.

11

(b)             There are no pending or, to the Knowledge of the Seller, threatened Actions against the Company or the Seller with respect to the Business alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances. During the past three (3) years, there have been no Actions instituted or, to the Knowledge of the Seller, threatened in writing against the Company or the Seller with respect to the Business alleging or asserting any material violation of Environmental Law or any liability to investigate or remediate Hazardous Substances.

(c)              The Company holds all material Environmental Permits that are required for the operation of its assets or properties or the Business. The Company is not in default under or violation of any of the Environmental Permits in any material respect and, to the Knowledge of the Seller, there are no facts, conditions or circumstances that would reasonably be expected to result in the suspension of, or prevent the renewal of, any such Environmental Permits or require the material modification of any such Environmental Permits.

(d)             Neither the Company, nor, to the Knowledge of the Seller, any other Person, has caused any Release of a Hazardous Substance at any of the Real Property in excess of a reportable quantity or which requires remediation, which Release remains unresolved.

(e)              None of the Real Property is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a Release or threatened Release of a Hazardous Substance.

(f)               To the Knowledge of the Seller, none of the Real Property contains, and neither the Company, nor, to the Knowledge of the Seller, any other Person, has operated any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments or disposal areas at any of the Real Property. To the Knowledge of the Seller, none of the Real Property contains any (x) asbestos-containing material in any friable and damaged form or condition or (y) materials or equipment containing polychlorinated biphenyls.

(g)              Notwithstanding anything in this Agreement to the contrary, the only representations and warranties in this Agreement concerning environmental and human health and safety matters are set forth in this Section 3.11.

Section 3.12        Contracts.

(a)             Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of the following written contracts and the material terms and conditions of the following oral contracts to which the Company is a party (the “Material Contracts”) (other than the insurance policies set forth on Section 3.15 of the Disclosure Schedule and the Employee Plans):

(i)             all contracts (excluding work orders, purchase orders and credit applications submitted in the ordinary course of business) that individually involve annual payments to or from the Company in excess of $10,000;

12

(ii)            all contracts for the employment of any Business Employee or with respect to the equity compensation of any Business Employee, in each case, that is not terminable at-will;

(iii)           all Collective Agreements;

(iv)          all contracts imposing a Lien (other than a Permitted Lien) on any assets or properties of the Company;

(v)            (A) all leases relating to the Real Property and all other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $50,000 individually by the Company, and any material oral leases to which the Company is a party (if any) relating to the Real Property, and (B) all leases relating to rolling stock or material handling equipment (including forklifts);

(vi)          all contracts that limit or restrict the Company from engaging in any business or activity in any jurisdiction;

(vii)        all contracts that contain exclusivity obligations or restrictions binding on the Company such that the Company is prohibited from engaging in any business or activity whether alone or with third parties, whether before or after the Closing;

(viii)       all contracts for capital expenditures or the acquisition or construction of fixed assets, in each case, in excess of $15,000, whether individually or in the aggregate;

(ix)          all contracts granting to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any asset or property of the Company;

(x)            all contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(xi)          all joint venture or partnership contracts, cooperative agreements and all other contracts providing for the sharing of any profits;

(xii)         all contracts by which the Company licenses any Company Intellectual Property, other than contracts for commercially available, off-the-shelf computer software with a replacement cost or aggregate annual license and maintenance fee of less than $10,000;

(xiii)        all contracts that contain any “most favored nation” (or equivalent) provision in favor of any Customer;

13

(xiv)       all contracts with a Governmental Authority other than contracts with educational institutions administered by a Governmental Authority, including all Tax incentive agreements or similar agreements with any Governmental Authority;

(xv)        all contracts not made in the ordinary course of business that individually involve annual payments to or from the Company in excess of $10,000;

(xvi)       all contracts that relate to the acquisition or disposition of any business or any material amount of stock, assets or real property;

(xvii)     all contracts with any Person granting such Person rights to distribute, promote, market or sell any beverage or beverage product;

(xviii)    all contracts with flavor houses; and

(xix)        all other contracts and leases involving annual payments to or from the Company in excess of $10,000 that are material to the Company.

(b)             Each Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Seller, of each other party to such Material Contract, and each is enforceable against the Company and, to the Knowledge of the Seller, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). Neither the Company nor, to the Knowledge of the Seller, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). The Company has not received any written notice of a proposed termination, cancellation or non-renewal with respect to any Material Contract. It is understood that certain of the Material Contracts may expire by their terms between the date of this Agreement and the Closing Date, and no such expiration will be considered a breach of any of the representations set forth in this Section 3.12(b). Each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby has been identified on Section 3.12(a) of the Disclosure Schedule with an asterisk.

14

(c)             As of the Closing, each Pre-Closing Material Contract will be a legal, valid and binding obligation of the Company and, to the Knowledge of the Seller, of each other party to such Pre-Closing Material Contract, and, as of the Closing, each will be enforceable against the Company and, to the Knowledge of the Seller, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity). As of the Closing, neither the Company nor, to the Knowledge of the Seller, any other party to a Pre-Closing Material Contract will be in material default or material breach or will have failed to perform any material obligation under a Pre-Closing Material Contract and, to the Knowledge of the Seller, as of the Closing, there will not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). As of the Closing, the Company will not have received any written notice of a proposed termination, cancellation or non-renewal with respect to any Pre-Closing Material Contract.

(d)             The Seller and the Company have provided the Buyer with true, correct and complete copies of all Material Contracts and all written modifications, amendments and supplements thereto and written waivers thereof, in each case, as of the date hereof.

Section 3.13        Employment Matters.

(a)              The Seller and the Company have provided to the Buyer a complete and accurate list of the following information as of the date of this Agreement for each Business Employee: employer; job title; location; date of hiring; date of commencement of employment; and current compensation paid or payable. At least sixty (60) days prior to the Closing, the Seller and the Company will provide to the Buyer the following information as of immediately prior to the Closing (to the extent that such information can be generated at least sixty (60) days prior to the Closing and as early prior to the Closing as reasonably practicable to the extent such information cannot be generated at least sixty (60) days prior to the Closing) for each Business Employee: service credit for purposes of vesting and eligibility to participate under any Employee Plan (including any vacation or other paid time off policy of the Company). The parties agree and acknowledge that, due to the timing of the deliveries contemplated by the preceding sentence, and as a result of ordinary course personnel turnover, certain individuals who are identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may not be Business Employees at the Closing, and certain individuals who are not identified as Business Employees in connection with the deliveries contemplated by the preceding sentence may be Business Employees at the Closing, and in no event will any resulting inaccuracies in any information delivered pursuant to this Section 3.13(a) be considered a breach of any provision of this Agreement. Further, within ten (10) Business Days following the Closing, the Seller and the Company will provide to the Buyer, for each Business Employee, data relating to the amount of sick and vacation leave that is accrued but unused as of the Closing.

(b)             Except as set forth on Section 3.13(b) of the Disclosure Schedule, (i) none of the Business Employees is, or during the past two (2) years has been, represented by a union, labor organization or group (collectively, a “Union”) that was either voluntarily recognized or certified by any labor relations board; (ii) none of the Business Employees is, or during the past two (2) years has been, a signatory to or bound by a Collective Agreement with any Union; (iii) to the Knowledge of the Seller, there are no currently filed petitions for representation with respect to the formation of a collective bargaining unit involving any of the Business Employees and no such petitions for representation have been filed or, to the Knowledge of the Seller, threatened in the past two (2) years; (iv) there is no unfair labor practice or labor arbitration proceeding brought by or on behalf of any of the Business Employees pending or, to the Knowledge of the Seller, threatened against the Company and no such proceeding has been initiated or, to the Knowledge of the Seller, threatened in the past two (2) years; and (v) no labor dispute, walk out, strike, slowdown, hand billing, picketing, or work stoppage involving the Business Employees has occurred, is in progress or, to the Knowledge of the Seller, has been threatened in the past two (2) years.

15

Section 3.14        Employee Benefits Matters.

(a)              Except as required by applicable Laws, the terms of an Employee Plan or this Agreement, there exists no obligation to make or provide any acceleration, vesting, increase in benefits, severance or termination payment to any Business Employee as a result of the transactions contemplated by this Agreement.

(b)             Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to by the Company or the Seller for the Business Employees, other than plans established pursuant to statute, is listed on Section 3.14(b) of the Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, the Seller and the Company have provided the Buyer with (i) where the Employee Plan has not been reduced to writing, a summary of all material terms of such plan and (ii) where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(c)              No asset of the Company is subject to any Lien under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate for which the Buyer could be liable as a result of the transactions contemplated by this Agreement.

(d)             Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable determination or opinion letter issued by the U.S. Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to the Knowledge of the Seller, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(e)              The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

16

Section 3.15        Insurance. Section 3.15 of the Disclosure Schedule sets forth a list of all material policies of insurance (currently carried or held within the last three (3) years) owned or held by the Company or by the Seller primarily for the benefit of the Business. The Company maintains insurance, or is covered by insurance maintained by the Seller, with reputable insurers for the Business and the assets and properties of the Company consistent with past practices and in types and amounts that are reasonable. No notice of cancellation or termination or disallowance of any claim thereunder has been received with respect to any such policy as of the date hereof, all insurance policies and bonds are in full force and effect and will remain in full force and effect up to and including the time of the Closing (other than those that have been retired or expired in the ordinary course of business consistent with past practice) and all premiums thereon have been timely paid.

Section 3.16        Product Recalls.

(a)              During the past three (3) years, there has not been, nor is there currently ongoing by the Company or any Affiliate of the Company, or to the Knowledge of the Seller, any Governmental Authority, any recall or post-sale warning in respect of any product of the Company, except for recalls that have been reported to the U.S. Food and Drug Administration (the “US FDA”) and have been completed in accordance with the US FDA’s requirements. During the past three (3) years, neither the Company nor its Affiliates has received written notice of any material Action involving any product designed, manufactured, distributed or sold by or on behalf of the Company resulting from an alleged defect in design or manufacture, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any Laws, other than immaterial notices or claims that have been settled or resolved by the Company prior to the date of this Agreement.

(b)             None of the products designed, manufactured, distributed or sold by or on behalf of the Company have been adulterated or misbranded by the Company or its Affiliates within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the “FDC Act”), or the rules or regulations issued thereunder or any comparable state law, rule or regulation in a manner that had a Material Adverse Effect or are articles that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FDC Act. Neither the Company nor any Affiliate of the Company has, at any time during the past three (3) years, (i) received any written notice from the US FDA or from comparable state governmental or regulatory body of any material violation of the FDC Act or of comparable state laws, rules or regulations regarding any products sold by the Company, (ii) been the subject of any governmental or regulatory enforcement action or, to the Knowledge of the Seller, investigation action under the FDC Act, the rules and regulations thereunder or comparable state laws, rules or regulations with respect to any products sold by the Company or (iii) undertaken any recall of products of the Company that may have been adulterated, misbranded or otherwise made in violation of the FDC Act or the rules and regulations thereunder or comparable state Laws, rules or regulations, except for recalls that have been reported to the US FDA and have been completed in accordance with US FDA’s requirements.

17

Section 3.17        Transactions with Affiliates. (a) No officer or director of the Company or the Seller, nor (b) any Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such persons in the aggregate), nor (c) any Affiliate of any of the foregoing or any current or former Affiliate of the Company or the Seller has any interest in any contract, arrangement or understanding with, or relating to, the Company, the Business or the assets and properties of the Company.

Section 3.18        Undisclosed Payments. Neither the Company nor the officers or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in the books and records of the Company.

Section 3.19        Customer and Supplier Relations. Section 3.19 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and the Suppliers, and the amount of sales to or purchases from each such Customer or Supplier, as applicable, during the twelve (12) month period ended on the date set forth therein. Except as set forth on Section 3.19 of the Disclosure Schedule, no Customer nor any Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Seller, made any written threat to cancel or otherwise terminate any of its contracts with the Company or to materially decrease its usage or supply of the Company’s services or products. Except as set forth on Section 3.19 of the Disclosure Schedule, the Seller has no Knowledge to the effect that any Customer or any Supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 3.20        Financial Information.

(a)              Attached to Section 3.20(a) of the Disclosure Schedule are true, correct and complete copies of (i) the unaudited balance sheet of the Company as of December 29, 2013 and the unaudited statement of income for the Company for the one (1) year period then ended (the “2013 Data”), and (ii) the unaudited balance sheet of the Company as of December 28, 2014 and the unaudited statement of income for the Company for the one (1) year period then ended (the “2014 Data” and, together with the 2013 Data, the “2013/2014 Data”). The 2013/2014 Data: (A) was prepared from the books and records of the Seller and its Affiliates, which books and records were and are materially complete; (B) was derived from components of the audited, consolidated financial statements of the Seller and its Affiliates for the same periods (which reflect the consolidation of the subsidiaries of the Seller, including the Company), which were prepared in accordance with GAAP, consistently applied; and (C) accurately reflects in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the assets and liabilities of the Company and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the financial condition and results of the operations of the Company, subject, in the case of subsection (C), to certain agreed upon adjustments that shall be reflected in the Interim Quarterly Data and the Interim Annual Data. Since December 29, 2013, there has been no change in any accounting (or Tax accounting) policy, practice or procedure of the Company.

18

(b)              Section 3.20(b) of the Disclosure Schedule describes certain additional financial and other information of the Company as of the fiscal years ended December 29, 2013 and December 28, 2014, respectively (collectively, the “2013/2014 Additional Financial Information”). The 2013/2014 Additional Financial Information is unaudited, has been prepared from the books and records of the Seller and its Affiliates in a manner consistent with the preparation of the 2013/2014 Data and fairly and accurately presents, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein, the results of the operations of the Business from a gross profit and operating expense perspective.

(c)              Section 5.02(d)(i) contemplates the delivery of the Interim Monthly Data. The Interim Monthly Data will be prepared in a manner consistent with the preparation of the 2013/2014 Data and will fairly and accurately present the condition of the Company as of the applicable date and the results of operations for the period covered thereby, subject to normal year-end adjustments which are not expected to be material at the time of the preparation of such financial statements. Sections 5.02(d)(ii) and 5.02(d)(iii) contemplate the delivery of the Interim Quarterly Data and the Interim Annual Data. The Interim Quarterly Data and the Interim Annual Data: (i) will be prepared from the books and records of the Company and its Affiliates, which books and records will have been derived from components of the consolidated financial statements of the Seller and its Affiliates for the same periods (which will reflect the consolidation of the subsidiaries of the Seller, including the Company), which will be prepared in accordance with GAAP consistently applied throughout the periods indicated and will have been maintained on a basis consistent with the past practice of the Company, and (ii) will accurately reflect in all material respects, as of the dates therein specified and for the periods indicated therein, and subject to the assumptions set forth therein, the assets and liabilities of the Company and will fairly and accurately present, in all material respects, as of the dates therein specified and for the periods therein indicated, and subject to the assumptions set forth therein, the financial condition and results of the operations of the Company. Any material changes in the conditions of the Business which are not accrued for in the Interim Data will be disclosed as notes to the applicable Interim Data. The Interim Additional Financial Information will be unaudited, will be prepared from the books and records of the Seller and its Affiliates in a manner consistent with the preparation of the 2013/2014 Data, and will fairly and accurately present, in all material respects, as of the dates therein specified and for the periods indicated, and subject to the assumptions set forth therein, the results of the operations of the Business from a gross profit and operating expense perspective.

(d)             Except as disclosed on Section 3.20(d) of the Disclosure Schedule, the Company has no liability or obligation (whether absolute, accrued, contingent or otherwise) that would be required by United States generally accepted accounting principles to be reflected or reserved against on the Company’s financial statements that is not adequately reflected or provided for in the balance sheets set forth in the 2013/2014 Data, except for such liabilities and obligations that have been incurred since December 28, 2014 in the ordinary course of business.

19

Section 3.21        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller, the Company or their respective Affiliates in connection with the sale of the Shares based upon arrangements made by or on behalf of the Seller, the Company or their respective Affiliates.

Section 3.22        Tax Matters.

(a)             The Company has timely filed or caused to be filed all material Tax Returns required by applicable Law to be filed by, on behalf of, or with respect to it (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects.

(b)             The Company has paid or caused to be paid when due all material Taxes required to be paid by or with respect to the Company.

(c)              The Company has made or will have made or caused to have been made provision for all material Taxes payable by, on behalf of, or with respect to it related to each Pre-Closing Tax Period and each Pre-Closing Straddle Period which have not been paid prior to the Closing Date. The provisions for Taxes with respect to the Company for each Pre-Closing Tax Period and each Pre-Closing Straddle Period are adequate to cover all material Taxes with respect to such period.

(d)             The Company is not currently nor has ever been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement, cost sharing, or joint obligor agreement or arrangement under which it has any obligation or liability for Taxes other than agreements the primary subject matter of which is not Taxes.

(e)              The Company is not currently the subject of any Tax Contest nor has any such Tax Contest been threatened against or with respect to the Company by any Governmental Entity.

(f)               There are no unpaid assessments or deficiencies in respect of any Taxes of or with respect to the Company for which the period of assessment or collection has not lapsed that have been claimed in writing by any Governmental Entity.

(g)             The Company has not executed or filed with any Governmental Entity, nor has any Person executed or filed with any Governmental Entity, any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company for which the period of assessment or collection has not lapsed.

20

(h)             No claim has been asserted by any Governmental Entity that the Company is liable for a material amount of Taxes under, or as a result of any Law comparable to, Section 482 of the Code.

(i)               There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.

(j)               The Company has withheld and paid, or caused to be withheld and paid, all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, shareholder or other third party or has obtained or caused to be obtained from any such employee, independent contractor, creditor, shareholder, other third party or other Person any certificate or other document that it is required to obtain or that would mitigate, reduce or eliminate any such Taxes or any withholding or deduction with respect thereto for payments made on or prior to the Closing and has complied in all material respects with all applicable Laws relating to information or other similar reporting relating to any such payments.

(k)             The Company has not been, nor is, to the Knowledge of the Seller required to file or cause to be filed Tax Returns in a jurisdiction in which it has not filed such Tax Returns, and no Governmental Entity has made a written claim that the Company is or may be required to file Tax Returns with respect to such periods in, or is or may be subject to Tax by, such a jurisdiction.

(l)               The Company (i) is not and has never been a member of an affiliated, combined, unitary, or other similar group filing consolidated, combined, unitary, or other similar Tax Returns other than such a group the parent of which is the Seller and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 or any similar provision of any state, local or foreign Law, as a transferee or successor, by contract, or otherwise other than as a result of having been a member of a group described in clause (i) hereof.

(m)            No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign applicable Tax Laws) has been entered into by or with respect to the Company that has continuing effect after the Closing Date.

(n)             Neither the Company nor any of its Affiliates has requested, obtained, or granted a power of attorney that is currently in force with respect to Taxes of the Company that will have any effect after the Closing.

(o)             Neither Company nor any of its Affiliates has received any letter ruling, determination or similar document, issued by any Governmental Entity in respect of the Company.

(p)             During the five (5)-year period ending on the Closing Date, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(q)             The Company will not be required to include any item of income in, or exclude an item of deduction from, taxable income for any Post-Closing Tax Period or Post-Closing Straddle Period as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received, or paid, prior to the Closing Date.

21

(r)               The Company has not been engaged in any “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

Section 3.23        Intellectual Property.

(a)             Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property (including the jurisdictions where such Company Registered Intellectual Property is registered or where applications have been filed, all registration or application numbers, as appropriate, and the title of the invention or work of authorship or identification of the mark); all material unregistered trademarks of the Company; and all domain names and social media identifiers of the Company.

(b)             No Company Intellectual Property owned by the Company or, to the Knowledge of Seller, owned by any other Person, is subject to any Action or outstanding Governmental Order (i) restricting in any manner the use, transfer or licensing thereof by the Company or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or the use or commercial exploitation of any such product or service. Each item of Company Registered Intellectual Property is valid, subsisting and enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made, and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property and formally recording the name of the proper owner of such Company Registered Intellectual Property.

(c)             The Company owns, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property necessary and sufficient for the operation of the Business as currently conducted. The Company is the exclusive owner of, or has licenses to, each item of Company Intellectual Property, free and clear of any Liens (other than Permitted Liens), and the Company is the exclusive owner or valid licensee of all trademarks and service marks, trade names and domain names (collectively, the “Marks”) used by the Company, including the Marks used in the marketing and sale of any products or the provision of any services of the Company, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.23(c) of the Disclosure Schedule, the Company has not granted any rights or interest in the Company Intellectual Property to any Person.

(d)             To the Knowledge of the Seller, no Person has or is infringing, diluting, violating or misappropriating any Company Intellectual Property. The Company has not made a claim of or threat alleging an infringement, misappropriation, dilution or violation by any Person, of the Company’s rights to, or in connection with, the Company Intellectual Property.

22

(e)             (i) No individual identified in the definition of “Knowledge of the Seller” has received written notice that any Third Party Intellectual Property, or the use of such Third Party Intellectual Property by the Company, infringes, dilutes violates or misappropriates the Intellectual Property of any other Person; and (ii) to the Knowledge of the Seller, excluding the Third Party Intellectual Property, the other assets and properties of the Company (including the Company Intellectual Property and the products and the services of the Company) do not, and their use in the Business does not, otherwise infringe, dilute, violate or misappropriate the Intellectual Property of any other Person.

(f)               The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets and in any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, there has not been any disclosure by the Company of any confidential information or trade secret of the Company or any such trade secret or confidential information of third parties.

(g)             The Company Intellectual Property owned or purportedly owned by the Company was: (i) developed by employees of the Company working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of his, her or its Intellectual Property rights in the Company Intellectual Property; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained customary and commercially reasonable representations and warranties from the transferring party relating to the title to the Company Intellectual Property.

(h)             Except as set forth on Section 3.23(h) of the Disclosure Schedule, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in or to any Intellectual Property owned by or licensed to the Company, and all of such Intellectual Property shall be owned, licensed or otherwise available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or licensed such Intellectual Property in the Business immediately prior to the Closing.

Section 3.24        Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a true, correct and complete list and description of any bank account held or used by the Company.

Section 3.25        Notes; Accounts Receivable; Accounts Payable.

(a)              Section 3.25(a) of the Disclosure Schedule sets forth a true, correct and complete list of all notes receivable and notes payable (which, for the avoidance of doubt, do not include trade receivables or trade payables to the extent reflected in the Final Net Working Capital Schedule) (the “Affiliate Loans”) of the Company owing by or to any director, officer, employee or Affiliate of the Company or by or to the Seller and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof.

23

(b)             Except as set forth on Section 3.25(b) of the Disclosure Schedule, all Receivables are current and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Section 3.25(b) of the Disclosure Schedule, all receivables reflected on the Final Net Working Capital Schedule (net of any reserves shown thereon) (i) will be valid, existing and collectible in a manner consistent with the Company’s past practice without resort to legal proceedings or collection agencies; provided, that no representation or warranty is given with respect to the collectability of any Receivables due to the Company from the Buyer and its Affiliates, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business consistent with the Company’s past practices, and (iii) will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, other than Permitted Liens. The Company has not factored any of its Receivables.

(c)             The accounts payable of the Company that will be reflected on the Final Net Working Capital Schedule and the Closing Financial Information arose or will arise from bona fide transactions in the ordinary course of business consistent with the Company’s past practice.

Section 3.26        Seller Guarantees. Except as set forth on Section 3.26 of the Disclosure Schedule, Seller has not guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.

Section 3.27        FIAB Business.

(a)              Prior to the date hereof, the Company transferred the FIAB Business to the New FIAB Business Owner.

(b)             There are no material Actions pending or, to the Knowledge of the Seller, threatened against the Seller, any of its Affiliates (including the New FIAB Business Owner), or the Company arising out of or relating to the FIAB Business. During the past three (3) years, there has been no material Action instituted or threatened in writing against the Seller, any of its Affiliates (including the New FIAB Business Owner), or the Company relating to the FIAB Business.

(c)              Each of the Company and the New FIAB Business Owner, with respect to the FIAB Business, is, and since December 31, 2010, (i) has been in compliance with all applicable Laws in all material respects, and (ii) has not been charged with, and has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Authority, including with respect to any matter that would require disclosure if Section 3.16 were applicable to the FIAB Business.

(d)             Neither the Company nor the New FIAB Business Owner owns or leases any real property with respect to the FIAB Business.

24

(e)              All obligations of the Company under any contracts with respect to the FIAB Business (the “FIAB Business Contracts”) have been transferred to the New FIAB Business Owner. Prior to the date of such transfer, neither the Company nor, to the Knowledge of the Seller, any other party to any FIAB Business Contract was in material default or material breach or had failed to perform any material obligation under any FIAB Business Contract. As of the date hereof, neither the New FIAB Business Owner nor, to the Knowledge of the Seller, any other party to any FIAB Business Contract is in material default or material breach or has failed to perform any material obligation under any FIAB Business Contract, and, to the Knowledge of the Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

(f)               Except as set forth on Section 3.27(f) of the Disclosure Schedule, no Business Employee is engaged in the FIAB Business.

(g)             None of the Real Property is currently or, has been since the date of the transfer of the FIAB Business to the New FIAB Business Owner, used in the conduct of the FIAB Business.

(h)             Neither the Company nor the officers or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments with respect to the FIAB Business not correctly categorized and fully disclosed in the books and records of the Company.

(i)               No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the sale of the FIAB Business based upon arrangements made by or on behalf of the Seller, the Company or their respective Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as provided in the disclosure schedule delivered by the Buyer to the Seller and the Company on the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, that any disclosure with respect to a Section or schedule of this Agreement shall be deemed to be disclosed for other Sections and schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or schedules would be reasonably apparent to a reader of such disclosure), the Buyer represents and warrants to the Seller and the Company as follows:

Section 4.01        Incorporation and Authority of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate or other applicable power to enter into this Agreement and the Companion Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, this Agreement and the Companion Agreements. The execution and delivery of this Agreement and the Companion Agreements by the Buyer, the consummation by the Buyer of the transactions contemplated by, and the performance by the Buyer of its obligations under, this Agreement and the Companion Agreements have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been, and upon execution and delivery the Companion Agreements will be, duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller and the Company, as applicable) this Agreement constitutes, and upon execution and delivery the Companion Agreements will constitute, legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

25

Section 4.02        Qualification of the Buyer. The Buyer has the corporate power and authority to operate its business as now conducted. The Buyer is duly qualified as a foreign corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.03        No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Seller or the Company, the execution, delivery and performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Buyer, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or (c) result in any material breach of, or constitute a material default (or event which, with the giving of notice or lapse of time, or both, would become a material default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Companion Agreements.

Section 4.04        Consents and Approvals. The execution and delivery by the Buyer of this Agreement and the Companion Agreements do not, and the performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement and the Companion Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Buyer from consummating the transactions contemplated by or from performing any of its material obligations under this Agreement and the Companion Agreements, (b) as may be necessary as a result of any facts or circumstances specifically relating to the Seller or the Company, or (c) if applicable, in connection, or in compliance with, the notification and waiting period requirements of the HSR Act.

26

Section 4.05        Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against or by the Buyer that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Companion Agreements.

Section 4.06        Financial Ability. The Buyer will have at the Closing the financial ability to consummate the transactions contemplated by this Agreement, and it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Closing Cash Payment.

Section 4.07        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Section 4.08        Acquisition of Shares for Investment. The Buyer is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Buyer shall not offer to sell or otherwise dispose of the Shares in violation of any applicable Law. The Buyer acknowledges that (a) the Shares have not been registered under the Securities Act or any state securities Laws, (b) there is no public market for the Shares and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in the Shares for an indefinite period of time. The Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Article V

ADDITIONAL AGREEMENTS

Section 5.01        Conduct of the Business Prior to the Closing. Except as otherwise specifically permitted or required by this Agreement or the Companion Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller will cause the Company to (a) conduct the Business in the ordinary course of business consistent with past practice, including by making investments and expenditures, both operating and capital, with respect to the acquisition and maintenance of equipment and facilities that are comparable to the Company’s historic levels, (b) use reasonable best efforts to maintain and preserve intact its business organizations and (c) not do any of the following:

27

(i)              except in the ordinary course of business or to evidence Liens referred to in Sections 3.02 and 3.08, grant any Lien (other than granting or suffering to exist a Permitted Lien) on any of the assets or properties of the Company (whether tangible or intangible);

(ii)            transfer, sublease or otherwise dispose of any Real Property or any material asset of the Company, other than sales of finished goods inventories in the ordinary course of business; provided, however, that the Company shall not enter into any bulk lease or purchase of rolling stock prior to the Closing without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned);

(iii)           make any commitments with respect to capital expenditures in excess of $5,000 with respect to any individual item or project or in excess of $25,000 in the aggregate with respect to all capital expenditures, except for (A) capital expenditures set forth on Section 5.01 of the Disclosure Schedule and (B) expenditures or commitments necessary to rectify matters relating to emergencies or life and safety or quality matters with respect to which the Seller shall notify the Buyer in writing within thirty (30) days after making;

(iv)          fail to exercise any rights of renewal with respect to any material Real Property that by its terms would otherwise expire, provided that the parties hereto will in good faith consult and cooperate with one another in connection therewith and, if so directed by the Buyer, the Company will not renew any such lease for such material Real Property, provided, further, that if the Buyer requests the Company to not renew any lease with respect to material Real Property, then any direct costs and expenses with respect to the failure to renew any such lease, including direct costs and expenses related to relocating any assets at such Real Property to a comparable location, will be paid by the parties hereto as specified in Section 5.01 of the Disclosure Schedule;

(v)            fail to perform in all material respects all of its obligations under all Material Contracts;

(vi)          purchase, lease, license or otherwise acquire any real or tangible property that costs more than $5,000 individually or $25,000 in the aggregate, other than in the ordinary course of business consistent with past practice and other than for capital expenditures which are addressed in subsection (iii) above;

28

(vii)         settle any Action involving any payment in excess of $5,000 or enter into any settlement agreement that would be binding on the Company after the Closing;

(viii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(ix)           voluntarily permit any material insurance policy insuring any asset or property of the Company naming the Company as a beneficiary or a loss payee to be canceled or terminated without giving notice to the Buyer, except policies that are replaced without diminution of or gaps in coverage;

(x)            except as otherwise provided in this Agreement, change the duties and responsibilities of any Business Employee;

(xi)           enter into any non-compete, non-solicit or similar restrictive agreement binding on the Company;

(xii)         enter into any joint venture, partnership or similar arrangement;

(xiii)        dispose of or disclose to any Person any trade secret, formula, process, technology, know-how or confidential information related to the Business not heretofore a matter of public knowledge;

(xiv)        fail to maintain supplies and inventory at levels in the ordinary course of business consistent with past practices;

(xv)         in any material respect, and except as otherwise provided in this Agreement, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Business Employee, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary course increases or annual merit increases, including any changes to pension or other benefits that are applicable to the employees of the Company and the Seller generally;

(xvi)        fail to pay all Taxes when due;

(xvii)      cease to be a member of the consolidated group of which the Seller is the parent for United States federal income Tax purposes;

(xviii)     make or change any material election related to Taxes (unless required by Law), adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

29

(xix)        settle or compromise any material Tax liability;

(xx)          cancel any material claims or amend, terminate or waive any material rights constituting assets of the Company;

(xxi)        enter into any contract (A) that contains any exclusivity obligations or similar restrictions binding on the Company such that the Company is prohibited from engaging in any business or activity whether alone or with third parties; (B) that grants to any Person an option or a right of first refusal, right of first-offer or similar preferential right to purchase or acquire any asset or property of the Company, other than in the ordinary course of business; (C) that contains a “most favored nation” (or equivalent) provision in favor of any Customer or (D) with any flavor house;

(xxii)       transfer any assets or properties of the Company to any of its Affiliates;

(xxiii)     amend or modify its charter documents;

(xxiv)     create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

(xxv)       fail to provide at least ten (10) Business Days’ prior written notice to the Buyer before writing up the value of any inventory, equipment, packaging materials for repacking operations or other asset or property of the Company; or

(xxvi)     enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02        Access to Information.

(a)             From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Seller shall use, and shall cause its Affiliates (including the Company) to use, reasonable best efforts to cause each of their respective Representatives to, (i) afford the Representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Company and (ii) furnish to the Representatives of the Buyer such additional financial and operating data and other information regarding the Company or its assets or properties as the Buyer may from time to time reasonably request for the purpose of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller, the Company or any of their Affiliates; and provided, further, that the auditors and accountants of the Seller, the Company or any of their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Seller, the Buyer shall enter into a customary joint defense agreement with the Seller, the Company and such of their Affiliates as they request with respect to any information to be provided to the Buyer or its Representatives pursuant to this Section 5.02(a). Without limiting the foregoing, prior to the Closing, the Buyer shall not conduct, without the prior written consent of the Seller, any environmental investigation at any Real Property, and in no event may any such environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any such properties. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior consent of the Seller, which shall not be unreasonably withheld (and which must be in writing only for contacts with suppliers or customers), neither the Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of the Seller, the Company or their Affiliates, except for contacts by the Buyer in the ordinary course of business consistent with past practices; provided that if the Seller does provide the Buyer such prior consent, the Buyer and any of its Representatives may continue to contact such employee, supplier or customer (x) unless such consent explicitly states otherwise or (y) until the Seller informs the Buyer or any of its Representatives that they may no longer contact such employee, supplier or customer.

30

(b)             In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, preparing financial statements, U.S. Securities and Exchange Commission reporting obligations and the determination of any matter relating to the rights or obligations of the Seller or any of its Affiliates under this Agreement, the Business prior to the Closing or the Companion Agreements, upon reasonable prior notice and at the Seller’s sole cost and expense, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer shall and shall cause its Affiliates and Representatives to: (i) afford the Representatives of the Seller and its Affiliates reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to the offices, properties, books and records of the Company and its Affiliates and Representatives in respect of the assets and properties of the Company; (ii) furnish to the Representatives of the Seller and its Affiliates such additional financial and other information regarding the Company and its assets and properties as is in the Buyer’s possession and control as the Seller or its Representatives may from time to time reasonably request; and (iii) make available to the Representatives of the Seller and its Affiliates the employees of the Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Seller in connection with the Seller’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Buyer or any of its Affiliates (including, from and after the Closing, the Company); and provided, further, that the auditors and accountants of the Buyer or its Affiliates (including, from and after the Closing, the Company) shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Buyer, the Seller shall enter into a customary joint defense agreement with the Buyer and its Affiliates with respect to any information to be provided to the Seller pursuant to this Section 5.02(b). No information, books, records or other documents accessed by the Seller or its Affiliates or Representatives pursuant to this Section 5.02(b) shall be used for any purposes other than as expressly permitted by this Section 5.02(b).

31

(c)             Notwithstanding anything in this Agreement to the contrary, the Seller shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Buyer or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Seller or any of its Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or relating to any product development or pricing and marketing plans to the extent counsel to the Seller, after consultation with counsel to the Buyer, advises that doing so would likely be a violation of applicable antitrust Laws, nor shall the Seller be required to permit or cause others to permit the Buyer or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(d)             During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, the Company shall, and the Seller shall periodically cause the Company to, deliver to the Buyer, in a form consistent with past practice between the Seller and the Buyer during the negotiation of the transactions contemplated by this Agreement, the following financial information related to the Company which will be derived from components of the consolidated financial statements of the Seller and its Affiliates for the same periods (which reflect the consolidation of the subsidiaries of the Seller, including the Company), which were prepared in accordance with GAAP:

(i)              at the end of each month after the date hereof, unaudited monthly financial statements for each such month, consisting of data with respect to volume (on a brand basis), revenue, and cost of goods sold at standard and gross margin (the “Interim Monthly Data”);

(ii)            at the end of each fiscal quarter after the date hereof, all of the data described in Section 5.02(d)(i) above together with the unaudited balance sheet of the Company as of the end of such fiscal quarter and the unaudited statement of income of the Company for such fiscal quarter (the “Interim Quarterly Data”); and

(iii)           at the end of each fiscal year after the date hereof, (A) the unaudited balance sheet of the Company as of the end of such year and the unaudited statement of income for the Company for such year (the “Interim Annual Data” and, together with the Interim Monthly Data and the Interim Quarterly Data, the “Interim Data”), and (B) the Interim Additional Financial Information.

32

The Seller shall cause the Company to deliver to the Buyer the data contemplated by this Section 5.02(d) promptly upon completion, but in any event no later than, (x) fifteen (15) Business Days after the end of the applicable month with respect to deliveries made pursuant to Section 5.02(d)(i), (y) one hundred twenty (120) days after the end of the applicable fiscal quarter with respect to deliveries made pursuant to Section 5.02(d)(ii) and (z) one hundred twenty (120) days after the end of the applicable fiscal year with respect to deliveries made to pursuant to Section 5.02(d)(iii).

(e)             The Seller will, and will cause its Affiliates to, cooperate with the Buyer’s completion of its due diligence by providing to the Buyer certain identified information described in Section 5.02(e) of the Disclosure Schedule. With respect to the continuing diligence of the Buyer under this Agreement that takes place between the signing of this Agreement and the Closing, the parties agree to deal with one another in good faith consistent with historical practices for addressing economic disputes.

(f)              If the Company enters into any Pre-Closing Material Contracts between the date hereof and the Closing Date, the Seller will cause the Company to provide the Buyer as promptly as reasonably practicable prior to the Closing with true, correct and complete copies of all such contracts or agreements.

Section 5.03        Preservation of Books and Records. The Seller and its Affiliates shall have the right to retain copies of all books and records of the Company relating to periods ending on or prior to the Closing Date, which books and records shall be deemed confidential information of the Buyer as of the Closing and subject to Section 5.04. Each party agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company relating to periods ending on or prior to the Closing Date in the possession of such party or its Affiliates for the longer of (a) any requirement under any applicable Law or (b) a period of six (6) years from the Closing Date. During such six (6) year or longer period, Representatives of each party shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy (at the expense of the requesting party) such books and records. During such six (6) year or longer period, the Seller, on the one hand, and the Buyer, on the other hand, shall provide each other with, or cause to be provided to each other, such original books and records of the Company as such other party shall reasonably request in connection with any Action to which such other party or its Affiliates are parties or in connection with the requirements of any Law applicable to such other party. The other party shall return such original books and records to the providing party or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six (6) year or longer period, before the Seller, on the one hand, and the Buyer, on the other hand (or any of their respective Affiliates) shall dispose of any of such books and records, such party shall give at least sixty (60) days’ prior written notice of such intention to dispose to the other party, and the other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the other party may elect. If so requested by a party, the other party shall enter into a customary joint defense agreement with the requesting party with respect to any information to be provided to a party pursuant to this Section 5.03. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 shall require the Buyer or the Seller, as the case may be, to make available any such records in connection with any indemnity claim hereunder made by any Buyer Indemnified Party or CCBCC Indemnified Party, as applicable, which claim shall be subject to applicable rules of discovery.

33

Section 5.04        Confidentiality. From and after the date hereof, each party hereto shall, and shall cause its Affiliates and Representatives to, hold and continue to hold in strict confidence and not utilize in its or their respective business all information and documents concerning any other party hereto or any of its Affiliates (“Confidential Information”), except where disclosure may be necessary for such party (1) to enforce its rights under this Agreement or any Companion Agreement, or (2) as may be permitted under this Agreement or any Companion Agreement or as may be expressly permitted under any other written agreement among the parties hereto or their Affiliates. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as the result of a disclosure by the receiving party or any Affiliate thereof or their respective agents or employees and (b) information that the receiving party is legally obligated to disclose pursuant to a valid subpoena or a valid request from any Governmental Authority or by the rules and regulations of any securities exchange or national market system, subject to the obligation of the receiving party to give the other party reasonable advance notice of such disclosure (to the extent not prohibited by applicable Laws) and to cooperate with the other party in seeking a protective order or other appropriate means for limiting the scope of the disclosure. Notwithstanding the foregoing, following the Closing, the foregoing restrictions in this Section 5.04 shall not apply to the use by the Buyer of any documents or information of the Company.

Section 5.05        Regulatory and Other Authorizations; Consents.

(a)              Subject to the other provisions of this Agreement, each party hereto shall each use its reasonable best efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required under this Agreement and all regulatory approvals and to satisfy all conditions to its obligations under this Agreement and to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the End Date, in accordance with the terms of this Agreement and shall cooperate fully with each other party hereto and their Representatives in connection with any step required to be taken as a part of its obligations under this Agreement.

(b)             Each party to this Agreement agrees to cooperate in obtaining any consents and approvals that may be required in connection with the transactions contemplated by this Agreement and the Companion Agreements; provided, however, that none of the Buyer, the Seller or the Company shall be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such consent or approval. None of the Seller, the Buyer or the Company shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required consents or approvals.

34

(c)              Each party hereto promptly shall make all filings and submissions required of such party and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby. Each party hereto shall use its reasonable best efforts to furnish to the appropriate Governmental Authority all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. If applicable, the Buyer and the Seller shall make their respective HSR Act filings at such time as mutually agreed. Each of the parties hereto shall cooperate with the other parties hereto in promptly filing any other necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority, including the resolution of any objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement and the Companion Agreements under any applicable Law regarding antitrust matters.

(d)             Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Company shall remain in the dominion and control of the Seller until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company or the Seller with respect to the operation of the Company, except as specifically contemplated or permitted by this Article V or as otherwise consented to in advance by an executive officer of the Seller.

(e)              Notwithstanding anything in this Section 5.05 to the contrary, neither the Buyer nor any of its Subsidiaries shall be required to take any action, including responding to and/or defending any court or administrative proceeding, proposing or making any divestiture or other undertaking, or proposing or entering into any consent decree or taking any action which the Buyer reasonably determines could be material to the benefits expected to be derived by the Buyer as a result of the transactions contemplated hereby or be material to the business of the Buyer and its Subsidiaries (including, after the Closing, the Company) or the Business as currently conducted or as contemplated to be conducted following the transactions contemplated hereby.

Section 5.06        Further Action. Each of the Seller, the Company and the Buyer (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the Companion Agreements and give effect to the transactions contemplated by this Agreement and the Companion Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (c) without limiting the foregoing, shall use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the End Date.

35

Section 5.07        Investigation. The Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company. Except for the representations and warranties of the Seller and the Company contained in Article III (as modified by the Disclosure Schedule) or as may be set forth in any certificate delivered pursuant hereto, neither the Seller, the Company nor any of their respective Affiliates makes any other express or implied representation or warranty with respect to the Company or the Business. Neither the Seller nor the Company makes any representation or warranty to the Buyer regarding the probable success or profitability of the Company following the Closing.

Section 5.08        Supplements to Disclosure Schedule. The Seller may, at any time and from time to time not less than ten (10) days prior to the Closing, by notice in accordance with the terms of this Agreement (which notice shall indicate if the Seller believes that clause (a) below may apply), amend or supplement any one (1) or more Sections of the Disclosure Schedule made pursuant to Article III, to reflect any facts, circumstances or events first arising or, in the case of representations given to the Knowledge of the Seller, first becoming known to the Seller during the period subsequent to the date hereof, by providing the Buyer with written notice setting forth the proposed amendment or supplement and specifying the Section or Sections of the Disclosure Schedule affected thereby; provided, however, that if any Section of the Disclosure Schedule is amended or supplemented pursuant to this Section 5.08 in a manner that either individually or in the aggregate with all other such prior amendments or supplements made to the Disclosure Schedule pursuant to this Section 5.08 discloses matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in either Section 7.03(a)(i) or Section 7.03(b) impossible and such condition has not been (x) waived in writing by the Buyer or (y) in the case of matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(a)(i) impossible, cured by the Seller, within twenty (20) days after the Buyer’s receipt of such disclosure, then the Buyer shall have the right to terminate this Agreement pursuant to Section 8.01(e) within five (5) days following the expiration of such twenty (20) day period. Notwithstanding any other provision of this Agreement, if:

(a)              following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(b) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for all purposes (including Sections 7.03(a)(i), 7.03(b), 8.01(d), 8.01(e) and 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and thereafter such Section or Sections shall be treated as having read as so amended or supplemented; and

(b)             following such written disclosure of any matters that, absent such amendments or supplements, would make satisfaction of the condition set forth in Section 7.03(a)(i) (but not the condition set forth in Section 7.03(b)) impossible, the Buyer does not terminate this Agreement as permitted above, each such amendment and supplement will be effective to cure and correct for purposes of Sections 7.03(a)(i), 8.01(d) and 8.01(e) (but not for purposes of Section 9.02(a)(i)) any breach, inaccuracy or failure to be true and correct of any representation or warranty relating to such Section or Sections of the Disclosure Schedule not having read as so amended or supplemented at all times, and the Buyer will have the right to be indemnified in accordance with Article IX for all Losses arising from or relating to such breach, inaccuracy or failure to be true and correct, subject to any applicable limitations on indemnification set forth in Article IX.

36

Section 5.09        Notices of Certain Events. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Seller shall, and shall cause the Company to, promptly notify the Buyer in writing of:

(a)              any fact, circumstance, change or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(b)             any written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c)              any written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)             any Action commenced or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05 or that relates to the consummation of the transactions contemplated by this Agreement; and

(e)              the damage or destruction by fire or other casualty of any material property or asset of the Company or part thereof.

The Buyer’s receipt of information pursuant to this Section 5.09 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller or the Company in this Agreement (including Section 8.01(d), Section 8.01(e) and Section 9.02) and shall not be deemed to amend or supplement the Disclosure Schedule, subject to the Seller’s ability to amend or supplement the Disclosure Schedule in accordance with Section 5.08.

Section 5.10        Release of Guarantees; Releases.

(a)              The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the Seller or any of the Seller’s Affiliates that are a party to any guarantee, performance bond, bid bond or other similar agreements with respect to the properties or assets of the Company or the Business that is set forth on Section 5.10 of the Disclosure Schedule (the “Guarantees”). If any of the Guarantees are not released prior to or at the Closing, (a) the parties hereto will continue to cooperate and use their reasonable best efforts to obtain the release of the Seller or any of the Seller’s Affiliates that are a party to any such Guarantee and (b) the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the party to any such Guarantee (whether the Seller or one of its Affiliates) harmless for any and all payments required to be made due to the post-Closing acts or omissions of the Buyer or its Affiliates (including, from and after the Closing, the Company) under, and costs and expenses incurred in connection with, such Guarantee by the party to any such Guarantee (whether the Seller or one of its Affiliates) until such Guarantee is released.

37

(b)             In consideration for the agreement and covenants of the Buyer set forth in this Agreement, the Seller, and the Seller on behalf of each of its Affiliates, hereby knowingly, voluntarily and unconditionally, effective as of the Closing, releases and forever discharges from and for, and covenants not to sue the Company or any of its current and former officers, directors, employees, agents or representatives for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Seller or any of its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (i) any claims against the Buyer or any of its Affiliates (other than the Company), (ii) any intercompany trade accounts payable for goods and services incurred by the Company in the ordinary course of business consistent with past practice, but only to the extent included as a current liability on the Final Net Working Capital Schedule, (iii) any claims against current and former officers, directors, or employees of the Company based on fraud or intentional misconduct (it being understood that the Buyer and its Affiliates (including, after the Closing, the Company) will have no liability in respect of any such claims), (iv) any claims against the Buyer or (after the Closing) the Company arising under this Agreement or any Companion Agreement, or (v) any claims against the Company for any other amounts included as a current liability on the Final Net Working Capital Schedule or arising in connection with events, acts or omissions occurring after the Closing under any agreements between the Company and the Seller (or any Affiliate of the Seller) that are not required to be terminated pursuant to Section 5.19.

(c)              In consideration for the agreement and covenants of the Seller set forth in this Agreement, the Company hereby knowingly, voluntarily and unconditionally, effective as of the Closing, releases and forever discharges from and for, and covenants not to sue the Seller, its Affiliates, or any of their respective current and former officers, directors, employees, agents or representatives, or any of the Company’s current and former officers, directors or employees, for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Company has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (i) any intercompany trade accounts payable for goods and services incurred by the Seller in the ordinary course of business consistent with past practice to the extent included as a receivable on the Final Net Working Capital Schedule, (ii) any claims against current and former officers, directors, or employees of the Company based on fraud or intentional misconduct (it being understood that the Seller and its Affiliates will have no liability in respect of any such claims), (iii) any claims against the Seller arising under this Agreement or any Companion Agreement, or (iv) any claims against the Seller (or any Affiliate of the Seller) for any other amounts included as a current asset on the Final Net Working Capital Schedule or arising in connection with events, acts or omissions occurring after the Closing under any agreements between the Company and the Seller (or any Affiliate of the Seller) that are not required to be terminated pursuant to Section 5.19.

38

Section 5.11        Refunds and Remittances. After the Closing, (a) if the Seller or any of the Seller’s Affiliates receives any refund or other amount that arises from operation of the Business after the Closing or is otherwise properly due and owing to the Buyer or the Company in accordance with the terms of this Agreement, the Seller or such Affiliate shall receive and hold such payment, refund or amount in trust for the Buyer and shall remit, or cause to be remitted, to the Buyer such payment, refund or amount promptly (but in any event within sixty (60) days) after it receives such amount, and (b) if the Buyer, the Company or any of their respective Affiliates receives any refund or other amount that arises from the operation of the Business prior to the Closing or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer or the Company, as applicable, shall receive and hold such payment, refund or amount in trust for the Seller and shall remit, or cause to be remitted, to the Seller such payment, refund or amount promptly (but in any event within sixty (60) days) after the Buyer, the Company or any of their respective Affiliates receives such amount.

Section 5.12        Use of Names. As soon as reasonably practicable after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, the Buyer will cause the Company to, at its own expense, remove any and all exterior signs and other identifiers that indicate the Seller’s ownership of the Company located on the Real Property or any structures, facilities or improvements located thereon that refer or pertain to or that include the following names (except to the extent that the Seller has provided its prior written consent to the Company’s continued use thereof): “Coca-Cola Bottling Co. Consolidated”, “CCBCC” or “Coke Consolidated” (collectively, the “CCBCC Names”). Additionally, as soon as reasonably practicable after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, the Buyer will cause the Company to cease to use all letterhead, envelopes, invoices, supplies, labels, web site publications and other communications media of any kind, which make reference to the CCBCC Names and that indicate the Seller’s ownership of the Company.

Section 5.13        Cooperation in Litigation. Each party hereto will cooperate with the other parties hereto in the defense or prosecution of any Action already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business by the Company prior to the Closing (other than Actions between the parties arising out of the transactions contemplated hereby); provided that such cooperation does not unreasonably interfere with the operation of the Buyer’s business (including the Company) or the Seller’s retained businesses, as applicable. The party requesting such cooperation shall pay the reasonably documented out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such Action so long as such cooperation does not unreasonably interfere with the operation of the Buyer’s business (including the Company) or the Seller’s retained businesses, as applicable.

39

Section 5.14        Product Quality Standards.

(a)              In the event that within ninety (90) days following the Closing any Pre-Closing Product is returned by a customer or removed from the marketplace by the Company or by the Buyer for any reason, the Buyer shall notify the Seller in writing of such return or removal within fifteen (15) days following the expiration of such ninety (90) day period, subject to reasonable verification by the Seller within thirty (30) days after receipt of such notification. An amount equal to the cost that was paid for each such returned or removed product shall be paid by the Seller to the Buyer, in cash, within thirty (30) days of the Buyer delivering written notice of any such return or removal, if such return or removal is verified by the Seller pursuant to the preceding sentence.

(b)             The parties agree that any Pre-Closing Products included in inventory as of the Closing that have a remaining shelf life of less than twenty-eight (28) days from the Closing (collectively referred to herein as the “Obsolete Inventory”) shall be considered obsolete and shall have a Net Book Value of $0 for purposes of calculating the Net Working Capital Amount; provided, that the Buyer will be solely responsible for selling or otherwise disposing of, or causing the Company to sell or otherwise dispose of, such Obsolete Inventory and will bear all expenses relating to any such sale or disposal.

Section 5.15        Pre-Closing Repairs; Certain Credits; Certain Payments. Prior to the Closing, the Seller will cause the Company to complete certain repairs to be made to, and take such other actions with respect to, the assets and properties of the Company, which are described on Section 5.15(a) of the Disclosure Schedule or which are mutually agreed to by the Buyer and the Seller in writing after the date hereof but prior to the Closing. At the Closing, the Seller will provide the Buyer with certain credits against the Closing Cash Payment relating to certain assets or properties or the Business as described in Section 5.15(b) of the Disclosure Schedule or as may be mutually agreed to by the Buyer and the Seller in writing after the date hereof but prior to the Closing. At the Closing, the Buyer will make the payment to the Seller described on Section 5.15(c) of the Disclosure Schedule.

40

Section 5.16        Directors’ and Officers’ Indemnification.

(a)              For a period of six (6) years after the Closing Date, Buyer shall, and shall cause the Company to, to the fullest extent permitted under Law and the organizational documents of the Company as in effect on the date hereof, maintain their existing indemnification and exculpation provisions, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were the beneficiaries of such provisions (the “Company Indemnified Parties”), unless such modification is required by Law.

(b)             This Section 5.16 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and successors, each of whom is an intended third-party beneficiary of this Section 5.16. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any Company Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

(c)              In the event that following the Closing, the Buyer or the Company, as the case may be, (i) consolidates with or merges into any other Person (including an Affiliate) and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including an Affiliate) (including via a sale or other transfer of assets, stock or otherwise), then, and in each such case, the Buyer or the Company, as the case may be, shall make proper provision so that the transferees, successors and assigns of the Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 5.16, and none of the actions described in clauses (i) or (ii) of this Section 5.16(c) shall be taken until such provision is made.

Section 5.17        Termination of BYB Brand Innovation Agreement. Effective at the Closing, the parties shall cause that certain Brand Innovation and Distribution Collaboration Agreement, dated March 10, 2008 (the “BYB Brand Innovation Agreement”) between the Seller and the Buyer to be terminated and of no further force and effect.

Section 5.18        Insurance. Except as set forth on Section 5.18 of the Disclosure Schedule, the Buyer acknowledges and agrees that effective as of the Closing all insurance coverage maintained by or on behalf of the Company shall terminate and no further liability shall arise under any of such policies, provided, however, if requested by the Buyer, the Seller shall in good faith cooperate with the Buyer and take all actions reasonably requested by the Buyer that are necessary or desirable to permit the Company to have available to it following the Closing the benefits of such insurance policies that are currently in force with respect to insured events occurring before the Closing to the extent provided for under such policies. All costs relating to the actions described in this Section 5.18 shall be borne by the Buyer.

41

Section 5.19        Affiliate Arrangements. Except for amounts included as current liabilities or current assets in the Final Net Working Capital Schedule, the Seller shall cause all Affiliate Loans to be paid in full, settled by way of capital contribution in kind, settled by way of distribution, cancelled or otherwise discharged prior to or at the Closing, in each case, with no further liability or obligation on the part of the Company. Except for the Companion Agreements and as set forth on Section 5.19 of the Disclosure Schedule, all agreements between the Company and the Seller (or any Affiliate of the Seller) shall be terminated and be of no further effect upon the consummation of the Closing without any further action or liability on the part of the parties thereto unless earlier terminated by the parties thereto.

Section 5.20        Banking Matters. At the Closing, all bank accounts of the Company shall remain with the Seller.

Section 5.21        Transfer or Closure of FIAB Business. By no later than October 6, 2015, the Seller shall cause the New FIAB Business Owner to (a) sell or otherwise transfer the FIAB Business to a third party unrelated to the Seller or any of its Affiliates, or (b) cease all operations of the FIAB Business.

Section 5.22        Employee Matters.

(a)              At least two (2) Business Days prior to the Closing Date, the Seller shall cause the Company to deliver to the Buyer a schedule which sets forth a list of the Business Employees (the “Business Employee Schedule”). Each such Business Employee identified on the Business Employee Schedule will be identified as either an Active Business Employee or an Inactive Business Employee. The Buyer shall cause the Company to continue to employ, on an at-will basis each Business Employee. The Buyer agrees that it will not institute a reduction in force or otherwise terminate any Business Employee, other than for Cause (as defined herein), for a period of thirty (30) days after the Closing.

(b)             Until at least the one-year anniversary of the Closing Date (the “Anniversary Date”), the Buyer agrees to cause the Company to provide to any Business Employee who is involuntarily terminated by the Company for any reason, other than for Cause, severance benefits that are no less favorable than the severance benefits such employee would have received under the Seller’s severance plans, as in effect and applicable to such employee immediately prior to the Closing Date, it being understood that the Buyer will bear one hundred percent (100%) of the cost of any severance benefits so paid pursuant to this Section 5.22(b). For purposes of Sections 5.22(a) and 5.22(b), “Cause” means a reason for termination based on an employee’s inappropriate behavior or conduct in violation of the Buyer’s or the Company’s rules, policies, or directives and/or in violation of Law, specifically excluding, however, an employee’s inability to meet performance goals or criteria. The Buyer further agrees that any such severance benefits paid in accordance with this Section shall be conditioned upon the Business Employee’s executing and timely returning a release of claims agreement, the form of which shall be mutually reasonably acceptable to the Buyer and the Seller and which shall include, a release of any and all claims such employee may have arising out or relating to such employee’s employment with the Seller, the Company and the Buyer or the termination thereof.

42

(c)              Until at least the Anniversary Date, the Buyer shall cause the Company to pay a total compensation amount (comprised of base salary or hourly wage, plus potential short-term incentive compensation target (annual, local and sales), if any) to each Business Employee that is comparable in the aggregate to such Business Employee’s total compensation amount in effect as of immediately prior to the Closing Date, except for (i) performance-based adjustments to short-term incentives and (ii) overtime. The parties hereto understand and agree that the Buyer will bear one hundred percent (100%) of the expense associated with maintaining such total compensation amount referred to in the immediately preceding sentence with respect to each Business Employee. The parties hereto also understand and agree that, except as expressly set forth in this Section, the Buyer will have sole discretion and sole responsibility regarding the Business Employees’ salaries, hourly wages and short-term incentive compensation.

(d)             Until at least the Anniversary Date, the Buyer shall cause the Company, to provide health and welfare benefits to the Company’s employees, which benefits will be, in the aggregate, no less favorable than those currently provided by the Company to its employees.

(e)              The Buyer will, and will cause the Company to, cause service rendered by the Business Employees to the Company prior to the Closing Date to be taken into account for vesting, eligibility and benefit accrual purposes under employee benefit plans of the Company and the Buyer, if applicable, (other than any such plans that are defined benefit pension or retiree medical plans), to the same extent as such service was taken into account under the corresponding plans of the Company for those purposes prior to the Closing Date. The Business Employees will not be subject to any pre-existing condition limitation under any health plan of Buyer or the Company. The Buyer will, and will cause the Company to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Closing Date.

(f)               The Seller shall cause the Seller’s 401(k) Plan to fully vest the Business Employees in their accounts immediately prior to the Closing Date. The Buyer and the Seller will share the cost and expense of providing such full vesting. The Business Employees will be eligible to participate in one or more defined contribution savings plans intended to qualify under Section 401(a) and Section 401(k) of the Code (the “Buyer Savings Plan”) and, effective as of the Closing Date, the Buyer shall cause the Buyer Savings Plan to provide for receipt of the Business Employees’ distribution of their account balances, including any outstanding loans, in the form of an eligible rollover distribution from the Seller’s 401(k) Plan, provided such rollovers are made at the election of the Business Employees.

(g)             Until at least the Anniversary Date, the Buyer will cause the Company to honor the Company’s vacation, sick time and holiday policies as to the number of days available as in effect on the date immediately prior to the Closing Date for the benefit of the Business Employees, and will be responsible for paying or providing all leave that the Business Employees accrue following the Closing Date and for paying any other costs associated with honoring such vacation, sick time and holiday policies; provided, that the Buyer may, at its option, elect to provide the Business Employees with cash compensation in lieu of any such additional vacation, sick time or holidays that would be required under the Company’s vacation, sick time and holiday policies.

43

Section 5.23        Additional Financial Information for the Business The Seller shall, and shall use reasonable best efforts to cause its Representatives to, provide to the Buyer (a) the financial statements of the Company, including any accountant’s report, and (b) such other financial information as is reasonably necessary to prepare pro forma financial statements, in each case, that the Buyer reasonably determines are required, pursuant to the applicable provisions of Regulation S-X under the Securities Act specified in Item 9.01 of Form 8-K, to be filed by the Buyer in connection with the Closing, such financial statements and other financial information to be delivered as promptly as reasonably practical, but in any event at least fifteen (15) days prior to the time that the Buyer is required to file such financial statements pursuant to applicable securities Laws in connection with the Closing.

Article VI

TAX MATTERS

Section 6.01        Tax Matters.

(a)              Indemnification. From and after the Closing Date, the Seller agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against and in respect of, without duplication, all Losses asserted against, resulting to, imposed upon or suffered or incurred by reason of or arising from:

(i)              any Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period or any Pre-Closing Straddle Period;

(ii)            any Taxes imposed on or with respect to the Company attributable to the making of the 338(h)(10) Election;

(iii)           any Transfer Taxes for which the Seller is liable under Section 6.01(d);

(iv)          any Taxes arising out of or resulting from the breach or inaccuracy of any representation or warranty set forth Section 3.22;

(v)            any Taxes arising out of or resulting from any breach of any covenant set forth in this Section 6.01;

(vi)          any and all liabilities as a result of or with respect to any express or implied obligation of the Company to indemnify any other Person in respect of Taxes in existence as of the Closing Date; and

44

(vii)         all Taxes of any Person (A) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Closing Date as a result of Treasury Regulation Section 1.1502-6 or otherwise or (B) imposed as a transferee or successor, by contract or otherwise, except in each case to the extent such Taxes are reflected as a liability on the Final Net Working Capital Schedule.

(b)             Unless otherwise set forth in this Agreement, the Seller shall use commercially reasonably efforts to pay all amounts payable or to be paid to the Buyer pursuant to this Section 6.01 at least three (3) calendar days before the day of payment by the Buyer of the amount or amounts giving rise to such indemnification obligation, but in no case shall such payment be required to be made earlier than ten (10) calendar days after written notice is given by Buyer to Seller that such payment is due.

(c)              Preparation of Tax Returns.

(i)              The Seller shall prepare or cause to be prepared all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (each, a “Seller Return”) on a basis consistent with the past practice of the Company and the Final Allocation and shall file or cause to be filed all such Seller Returns which are required to be filed on or prior to the Closing Date (taking into account applicable extensions) or required to be filed after the Closing Date by any Person other than the Company. No later than five (5) Business Days prior to the due date (taking into account applicable extensions) for the filing of a Seller Return that is not a consolidated, combined, unitary or aggregate Tax Return which is required to be filed by the Company after the Closing Date (taking into account applicable extensions) (a “Company Return”), the Seller shall provide to the Buyer copies of each such Company Return and, upon the reasonable request of the Buyer, any associated backup materials or other work papers.

(ii)            The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Straddle Periods (each, a “Straddle Return”) and all taxable periods beginning after the Closing Date and shall file or cause to be filed all Company Returns. Each Straddle Return shall be prepared on a basis consistent with the past practice of the Company, except to the extent otherwise required by applicable Law. Not later than five (5) Business Days prior to the due date (taking into account applicable extensions) for the filing of a Straddle Return, the Buyer shall provide the Seller with a copy of such Straddle Return for its review and comment.

(iii)           With respect to a Straddle Period, the determination of Taxes attributable to the Pre-Closing Straddle Period and the Post-Closing Straddle Period shall be made by assuming that the Straddle Period ended on the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis and (B) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, in each case, shall be prorated on the basis of the number of days in the Pre-Closing Straddle Period as compared to the number of days in the Post-Closing Straddle Period.

45

(iv)          If and to the extent permitted by applicable Law, (i) the Company shall elect to close each taxable period on or as of the Closing Date and (ii) any deductions of the Company for any Transaction Expenses or resulting from the repayment of Indebtedness of the Company or resulting from the payment of the Appreciation Award Expense (as defined in Section B-1 of the Disclosure Schedule) or the 2015 Incentive Plans Expense (as defined in Section B-1 of the Disclosure Schedule) shall be allocated to the Pre-Closing Tax Period ending on the Closing Date.

(d)             Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. The Seller and the Buyer shall cooperate in timely filing all Tax Returns in respect of Transfer Taxes.

(e)              Tax Contests. After the Closing Date, the Buyer, on the one hand, and the Seller, on the other hand (each, the “Recipient”, and together, the “Tax Contest Parties”), shall notify the other Tax Contest Party within ten (10) Business Days of receipt by the Recipient of written notice of any Tax Contest with respect to the Company which could reasonably be expected to affect such other Tax Contest Party’s, or any of its Affiliates’, liability for Taxes pursuant to this Agreement. If the Recipient fails to give such notice to the other Tax Contest Party, it shall not be entitled to indemnification pursuant to this Agreement in connection with such Tax Contest to the extent that such failure to give notice materially prejudices the indemnifying Tax Contest Party. In addition to the foregoing, each Tax Contest Party shall promptly provide to the other Tax Contest Party copies of all written notices and other documents received from the applicable Governmental Entity (provided that the Tax Contest Party receiving such notice or other document may redact from such copies information not reasonably related to or necessary for determining the amount of Taxes with respect to such Tax Contest for which the other Tax Contest Party may be liable).

(i)              If a Tax Contest relates solely to a Pre-Closing Tax Period, the Seller shall, at its expense, control the defense and settlement of such Tax Contest and the Buyer, at the Buyer’s expense and with counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Contest; provided, however, that, if the resolution of such Tax Contest could increase the Tax liability of the Buyer or any of its Affiliates or the Company for any Post-Closing Straddle Period or Post-Closing Tax Period, the Seller shall (A) consult in good faith with the Buyer before taking any action in connection with such Tax Contest that might adversely affect the Buyer or any of its Affiliates or the Company, (B) consult in good faith with the Buyer and offer the Buyer a reasonable opportunity to comment before submitting to any Governmental Entity any written materials prepared or furnished in connection with such Tax Contest, (C) conduct such Tax Contest diligently and in good faith, and (D) not settle, discharge, compromise, or otherwise dispose (collectively, “dispose”) of such Tax Contest if such disposition would result in, or otherwise involve, shifting any receipts, revenues, income, or profits, from a Pre-Closing Tax Period or Pre-Closing Straddle Period to a Post-Closing Tax Period or Post-Closing Straddle Period without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

46

(ii)            The Buyer shall, at its expense, control the defense and settlement of all other Tax Contests, and the Seller, at its expense and with counsel of its own choosing, shall have the right to participate in any defense of any Tax Contest solely to the extent to which such Tax Contest relates to a Pre-Closing Tax Period and/or a Straddle Period. The Buyer shall not dispose of such Tax Contest that, if resulting in an assessment of Tax, could reasonably be expected to result in an indemnification obligation of the Seller under this Section 6.01 without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)               Tax Records and Cooperation.

(i)              The Buyer and the Seller shall, and shall cause their Affiliates to, (A) retain and provide upon reasonable written request, access during regular business hours to any records or other information (including any books and records, workpapers, schedules, supporting entries, backups, and other documents) relating to the Company with respect to any Pre-Closing Tax Period or any Straddle Period and (B) provide on reasonable written request access during regular business hours to personnel familiar with Tax matters relating to the Company to respond to inquiries relating to Taxes with respect to any Pre-Closing Tax Period or any Straddle Period, in each case, as may be reasonably required in connection with the preparation of any Tax Return, any Tax Contest, or any other matter relating to Taxes, whether for any Pre-Closing Tax Period, any Pre-Closing Straddle Period, any Post-Closing Tax Period, or any Post-Closing Straddle Period.

(ii)            The Seller shall promptly notify Buyer of any authorized extension of the statutes of limitation of or with respect to the Company granted by the Seller or any of its Affiliates relating to any Pre-Closing Tax Period or Straddle Period. Following the Closing Date, the Seller shall forward to Buyer all Tax statements or notices received by the Seller or any Affiliate thereof with respect to the Company or its assets within ten (10) Business Days after its receipt thereof.

(g)              Amended Tax Returns. The Buyer shall not (and the Buyer shall not permit the Company to) amend any Tax Return of the Company with respect to a taxable period beginning before the Closing Date, or file or amend any Tax election with respect to the Company with respect to a taxable period beginning before the Closing Date, in each case without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

47

(h)             Refunds. To the extent any determination of the Tax liability of the Company, whether as a result of a Tax Contest, a claim for refund, the filing of an amended Tax Return, or otherwise, results in any refund of Taxes paid by the Company or the Seller on or prior to the Closing Date or indemnified by the Seller pursuant to this Agreement with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, the Buyer shall cause the Company to promptly pay any such refund (except for any such refund reflected as an asset on the Final New Working Capital Schedule), and any interest received thereon, to the Seller upon receipt or realization thereof by the Company.

(i)               Section 338(h)(10) Election.

(i)              The Seller and the Buyer shall jointly complete and make an election under Section 338(h)(10) of the Code with respect to the sale of the Company on Form 8023 or in such other manner as may be required under the Code or Treasury Regulations, and shall jointly make an similar election in the manner required under any analogous provisions of state or local Law as shall be required, concerning the sale of the Company (collectively, the “338(h)(10) Election”).

(ii)            The Buyer shall be responsible for the timely filing of all documents, statements and other forms required to be filed with any federal, state or local taxing authority or any other Governmental Entity necessary to effect the Section 338(h)(10) Election (the “Section 338 Forms”).

(iii)           The Seller shall cooperate with the Buyer as may reasonably be required to enable the Buyer to prepare and timely file all Section 338 Forms, and shall execute and deliver to the Buyer on or after the Closing Date (or such other date after the Closing as the Buyer reasonably requests) IRS Form 8023 and such other documents or forms reasonably requested by the Buyer and required by the Code or the regulations promulgated thereunder (and any applicable analogous provision of state or local law) to effect the Section 338(h)(10) Elections.

(iv)          Within sixty (60) days after the Closing Date, the Buyer shall provide to the Seller, as required by Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), a proposed allocation of the Closing Cash Payment and the liabilities of the Company among the assets of the Company (the “Initial Allocation”). If Seller does not object to the Initial Allocation within ten (10) Business Days of receipt, the Initial Allocation shall be deemed to have been accepted and agreed upon, and subject to Section 6.01(i)(v), final and conclusive, for all purposes of this Agreement. If the Seller objects to the Initial Allocation, it shall notify the Buyer of such disputed item (or items) and the basis for its objection, and the Buyer shall consider the Seller’s objections in good faith and update the Initial Allocation as appropriate (whether pursuant to this sentence or the immediately preceding sentence, such agreed upon Initial Allocation, the “Allocation”).

48

(v)            Within thirty (30) days of the payment made pursuant to Section 2.07, the Seller and the Buyer agree to adjust the Allocation solely to reflect any (A) differences between the values of the Class I assets, Class II assets, Class III assets, Class IV assets and Class V assets, each as defined in Treasury Regulation Section 1.338-6, as reflected on the Initial Allocation and as reflected on the Allocation and (B) purchase price adjustment under Section 2.07 (the Allocation as so adjusted, the “Final Allocation”). The Final Allocation shall be further adjusted to reflect any payment subsequently made pursuant to this Agreement that is treated as an adjustment to purchase price for U.S. federal income Tax purposes. The Final Allocation determined pursuant to this Section 6.01(i)(v) (as adjusted by the Seller and the Buyer in accordance with Treasury Regulations Sections 1.338-4 or 1.338-5, as applicable) shall be used for purposes of all relevant Tax Returns, reports and filings (including the preparation of IRS Forms 8883 as such form relates to the transactions contemplated by this Agreement), and neither of the Seller nor the Buyer shall take any position that is inconsistent therewith unless required pursuant to a final determination of a court of competent jurisdiction. Any adjustments made or required to be made to the Final Allocation shall be reflected in amendments to the Form 8883 made in accordance with the principles set forth in Treasury Regulations Section 1.1060-1 and 1.338-7. In the event that any portion of the Final Allocation is disputed by any Governmental Entity, the party receiving notice of such dispute shall promptly notify the other party hereto of the dispute in accordance with Section 6.01(e).

(j)               Tax Sharing Agreements. Any Tax sharing agreement with respect to or involving the Company shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(k)             Purchase Price Adjustment. Each of the Buyer and the Seller shall treat any payment made pursuant to Section 2.07(g), Section 6.01 or Article IX as an adjustment to purchase price for the Shares for all Tax purposes.

(l)               Exclusivity. Except as otherwise provided in this Section 6.01, and except with respect to Sections 9.01, 9.03(c), 9.05, 9.06, 9.07 and 9.08 notwithstanding anything to the contrary in this Agreement, this Section 6.01 and not Article IX shall exclusively govern all matters related to the indemnification obligations of the parties relating to Taxes under this Agreement.

Article VII

CONDITIONS TO CLOSING

Section 7.01        Conditions to Each Party’s Obligations. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by the Buyer or the Seller (on behalf of itself and on behalf of the Company), each in their sole discretion, provided that such waiver shall be effective only as to the obligations of the party waiving such condition:

49

(a)              Injunction. There shall be in effect no Law or Governmental Order to the effect that the sale of the Shares or the other transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b)             Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

(c)              HSR Act. The waiting period (and any extension thereof) with respect to the consummation of the transactions contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

(d)             Third Party Consents. The Company shall have obtained and delivered to the Buyer the written consents, notices, waivers, agreements or other documents with respect to the Persons set forth on Section 7.01(d) of the Disclosure Schedule (all such consents, notices, waivers, agreements and other documents shall be in full force and effect on and following the Closing); provided, however, that any such consent, notice, waiver, agreement or other document is in form and substance reasonably satisfactory to the Buyer.

Section 7.02        Conditions to Obligations of the Seller and the Company. The obligation of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by the Buyer or written waiver by the Seller (on behalf of itself and on behalf of the Company), at or prior to the Closing, of each of the following conditions:

(a)              Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Buyer contained in this Agreement which are qualified by “material”, “in all material respects”, “material adverse effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (B) the representations and warranties of the Buyer contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer as to the satisfaction of Sections 7.02(a)(i) and 7.02(a)(ii) signed by a duly authorized executive officer of the Buyer.

50

(b)             Termination of BYB Brand Innovation Agreement. The Buyer shall have executed and delivered to the Seller evidence of the termination of the BYB Brand Innovation Agreement.

Section 7.03        Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by the Seller and the Company, as applicable, or written waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

(a)              Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Seller and the Company contained in this Agreement which are qualified by “material”, “in all material respects”, “Material Adverse Effect” and words of similar meaning shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, and (B) the representations and warranties of the Seller and the Company contained in this Agreement which are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement to be complied with by the Seller and the Company on or before the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate from each of the Seller and the Company as to the satisfaction of Sections 7.03(a)(i) and 7.03(a)(ii) by such party signed by a duly authorized representative of the Seller or the Company, as applicable.

(b)             No Material Adverse Effect. On or prior to the Closing Date, there shall not have occurred any Material Adverse Effect.

(c)              Transition Services Agreement. If applicable, the Seller and the Company (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Transition Services Agreement.

(d)             Termination of BYB Brand Innovation Agreement. The Seller shall have executed and delivered to the Buyer evidence of the termination of the BYB Brand Innovation Agreement.

51

(e)              Indebtedness; Release of Liens. The Seller and the Company shall have delivered to the Buyer payoff letters (“Payoff Letters”) from each lender of the Indebtedness of the Company (other than Affiliate Loans, which will be paid pursuant to Section 5.19) outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company will be released.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01        Termination. This Agreement may be terminated prior to the Closing:

(a)             by the mutual written consent of the Seller and the Buyer;

(b)             by either the Seller or the Buyer, if the Closing shall not have occurred on or prior to December 31, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)              by the Seller, if there has been a breach of any covenant or other agreement made by Buyer in this Agreement, or any representation or warranty of the Buyer in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate, in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.02(a) (a “Terminating Buyer Breach”) and (ii) has not been (A) waived in writing by the Seller or (B) cured by the Buyer, within thirty (30) days after written notice from the Seller of such Terminating Buyer Breach is received by the Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail);

(d)             by the Buyer, if there has been a breach of any covenant or other agreement made by the Seller or the Company in this Agreement, or any representation or warranty of the Seller or the Company in this Agreement shall have been untrue or inaccurate or shall have become untrue or inaccurate (subject to the Seller’s right to cure as set forth herein), in each case which breach, untruth or inaccuracy (i) would give rise to a failure of the condition set forth in Section 7.03(a) or Section 7.03(b) (a “Terminating Seller Breach”) and (ii) has not been (A) waived in writing by the Buyer or (B) cured by the Seller, within thirty (30) days after written notice from the Buyer of such Terminating Seller Breach is received by the Seller (such notice to describe such Terminating Seller Breach in reasonable detail); and

(e)              by the Buyer, pursuant to Section 5.08.

Section 8.02        Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

52

Section 8.03        Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in this Section 8.03 (Effect of Termination), Section 5.04 (Confidentiality) and Article X (General Provisions); provided, however, that nothing in this Agreement shall relieve either the Seller or the Company, on the one hand, or the Buyer, on the other hand, from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

Section 8.04        Extension; Waiver. At any time after the date hereof, either the Seller or the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Article IX

INDEMNIFICATION

Section 9.01        Survival. The representations and warranties of the Seller, the Company and the Buyer contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 9.02(a)(i) or 9.03(a) thereafter); provided, however, that the representations and warranties made in Sections 3.01 (Incorporation, Qualification and Authority of the Seller and the Company; Capitalization of the Company; Subsidiaries), 3.02(a) (No Conflict), 3.08(a) (Assets), 3.21 (Brokers), 4.01 (Incorporation and Authority of the Buyer), 4.02 (Qualification of the Buyer), 4.03(a) (No Conflict) and 4.07 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, the representations and warranties made in Section 3.11 (Environmental Matters) shall survive until the date that is five (5) years after the Closing Date, the representations and warranties made in Section 3.14 (Employee Benefits Matters) shall survive until the date that is three (3) years after the Closing Date, and the representations and warranties made in Section 3.22 (Taxes) shall survive until the date that is one hundred twenty (120) days following the expiration of the applicable statute of limitations, at which time they shall terminate; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

53

Section 9.02        Indemnification by the Seller.

(a)              From and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)              the inaccuracy or breach of any representations or warranties made by the Seller or the Company in this Agreement (other than in Section 3.22) or in the certificates furnished by the Seller or the Company pursuant to Sections 2.04(e) and 7.03(a);

(ii)            any breach or failure by the Seller or, with respect to covenants or obligations required to be performed prior to or at the Closing, the Company to perform any of its covenants or obligations contained in this Agreement;

(iii)           the Indebtedness of the Company or Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Net Working Capital Schedule;

(iv)          any liability, commitment or obligation of the Company arising prior to the Closing or otherwise relating to the ownership of the Company or the conduct of the Business prior to the Closing, except for liabilities, commitments or obligations (A) to the extent reflected as current liabilities in the Final Net Working Capital Schedule or (B) arising under any contract to which the Company is a party (including this Agreement and any Companion Agreement) to the extent such liabilities, commitments and obligations are required to be performed on or after, or relate to any period beginning on or after, the Closing and to the extent that they do not relate to any failure to perform or other breach, default or violation by the Seller or the Company under any such contract prior to the Closing; or

(v)            any liability, commitment or obligation of the Company arising out of or relating to the FIAB Business.

(b)             Notwithstanding any other provision of this Agreement to the contrary, (i) the Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 9.02(a)(i) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds a dollar amount equal to $250,000.00 (the “Deductible Amount”), after which the Seller shall be obligated for all Losses of the Buyer Indemnified Parties pursuant to Section 9.02(a)(i) in excess of the Deductible Amount up to a dollar amount equal to $2,500,000.00; provided, however, that the limitations on indemnification set forth in this Section 9.02(b)(i) shall not apply to any indemnification claim brought as a result of the inaccuracy or breach of a Fundamental Representation; (ii) the cumulative indemnification obligation of the Seller under Section 9.02(a)(i) shall in no event exceed the Purchase Price; and, for the avoidance of doubt, (iii) the indemnification obligation of the Seller under Section 6.01 shall not be subject to the limitations described in this Section 9.02(b).

54

Section 9.03        Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “CCBCC Indemnified Parties”) against, and reimburse any CCBCC Indemnified Party for, all Losses that such CCBCC Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a)              the inaccuracy or breach of any representations or warranties made by the Buyer in this Agreement or in the certificate furnished by the Buyer pursuant to Section 7.02(a);

(b)             any breach or failure by the Buyer or, with respect to the covenants or obligations required to be performed after the Closing, the Company, to perform any of its covenants or obligations contained in this Agreement; or

(c)              any Taxes imposed on or with respect to the Company for any Post-Closing Tax Period or Post-Closing Straddle Period, for any Taxes reflected as liabilities on the Final Net Working Capital Schedule and any Transfer Taxes for which the Buyer is liable under Section 6.01(d).

Section 9.04        Notification of Claims.

(a)              A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification hereunder (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.01 for such representation, warranty, covenant or agreement. Within forty-five (45) days after its receipt of the Third Party Claim notice (the “Third Party Claim Response Period”), the Indemnifying Party shall give notice to the Indemnified Party, in writing, either acknowledging or denying its obligations to indemnify and defend under this Article IX.

55

(b)             If, during the Third Party Claim Response Period, the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if such Indemnifying Party gives notice in writing of its election to do so to the Indemnified Party, together with the acknowledgement of its obligations to indemnify, prior to the end of the Third Party Claim Response Period; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party. If the Indemnifying Party so elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, except as set forth in the following sentence. An Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnifying Party elects to undertake such defense, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party. Each party hereto shall, and shall cause each of its Affiliates, members, officers, agents and employees to, cooperate fully with the other parties hereto in connection with any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) the settlement or judgment involves only monetary payments, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment promptly following the effectiveness of such settlement or judgment and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete release of any Indemnified Party affected by such Third Party Claim. If the Indemnifying Party does not assume, or is not entitled to assume, the defense of a Third Party Claim as provided in this Section 9.04(b), the Indemnified Party shall defend such Third Party Claim but shall not consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, such Third Party Claim if such settlement or judgment includes an unconditional release of the Indemnifying Party and its Affiliates from all liability arising out of such Third Party Claim.

(c)              In the event that an Indemnified Party determines that it has a claim pursuant to Section 9.04(a) that does not involve a Third Party Claim, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (if known or reasonably capable of estimation) and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records, properties, assets, personnel, agents and advisors for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims of liability. Promptly following the final determination of the amount of any disputed claims by written agreement between the Indemnifying Party and the Indemnified Party or pursuant to a final, non-appealable order or judgment regarding such disputed claims that has been entered in a court of competent jurisdiction, the Indemnifying Party promptly shall pay the amount of any such finally determined liability to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.

56

Section 9.05        Exclusive Remedies. The Seller, the Buyer and the Company acknowledge and agree that, following the Closing, the indemnification provisions of Sections 9.02 and 6.01(a) shall be the sole and exclusive remedies of any Buyer Indemnified Party, and the indemnification provisions of Section 9.03 shall be the sole and exclusive remedies of any CCBCC Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Buyer, the Seller or the Company, as applicable, or any failure by the Buyer, the Seller or the Company, as applicable, to perform or comply with any covenant or agreement set forth herein, except in the case of fraud or intentional misrepresentation. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.06        Additional Indemnification Provisions.

(a)              The Seller and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the indemnification obligations in this Agreement: (i) all Losses shall be net of any third-party insurance proceeds which have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification; (ii) in no event shall the Indemnifying Party have liability to the Indemnified Party under this Agreement for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof) unless any such damages or items are awarded to a third party in a Third Party Claim, provided that this Section 9.06(a)(ii) shall not limit or restrict in any way the right or ability of an Indemnified Party to recover damages that are direct and reasonably foreseeable; and (iii), no party shall have the obligation to indemnify any other Person with respect to any Losses to the extent relating to any failure by the parties to obtain the consent of any Person required in a contract to which the Company is a party (other than in the event where such contract is a Material Contract that the Seller and the Company failed to identify as requiring consent or notice on Section 3.12(a) of the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereunder.

(b)             In addition to, and not in limitation of, the foregoing, the Seller and the Buyer agree, for themselves and on behalf of their respective Affiliates and Representatives, that the Seller shall have no liability to indemnify any Buyer Indemnified Party under this Agreement with respect to any Losses (i) to the extent such Losses are included on the Final Net Working Capital Schedule or would be duplicative of amounts paid by the Seller pursuant to Section 5.14, or (ii) to the extent such Losses are caused by or result from any action (A) that after the date hereof the Buyer requests the Seller or the Company to take or refrain from taking in writing pursuant to Section 5.01 (other than actions the Seller or the Company are already obligated to take or refrain from taking under this Agreement), (B) taken pursuant to a written consent from the Buyer specifically authorizing such action, but only as long as the Seller’s request for written consent to such action was not related to curing a breach of any representation, warranty or covenant of the Seller or the Company hereunder, or (C) that the Seller, the Company or any of their Affiliates, having sought the Buyer’s consent pursuant to Section 5.01, did not take as a result of the Buyer having unreasonably withheld, delayed or conditioned the requested consent, other than, in the case of clauses (A) and (B), any such Losses constituting costs and expenses specifically and intentionally incurred by the Seller or the Company to take any such action requested by the Buyer and agreed to by the Seller.

57

Section 9.07        Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 9.08        Third Party Recovery. If the Buyer Indemnified Parties or the CCBCC Indemnified Parties recover any amounts in respect of Losses from any third party at any time after the Buyer or the Seller, as applicable, have paid all or a portion of such Losses to the Buyer Indemnified Parties or the CCBCC Indemnified Parties, as applicable, pursuant to the provisions of Article VI or this Article IX, the Buyer or the Seller, as applicable, shall, or shall cause such Buyer Indemnified Parties or CCBCC Indemnified Parties, as applicable, to promptly (and in any event within two (2) Business Days of receipt) pay over to the Buyer or to the Seller, as applicable, the amount so received (to the extent previously paid by the Buyer or the Seller, as applicable).

Article X

GENERAL PROVISIONS

Section 10.01    Expenses. Except as may be otherwise specified in this Agreement and the Companion Agreements or as set forth on Section 10.01 of the Disclosure Schedule, (a) each of the Buyer and the Seller shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company incurred in connection herewith and the transactions contemplated hereby shall be paid pursuant to Section 2.06(b) if the Closing occurs and by the Company or the Seller if the Closing does not occur.

Section 10.02    Notices. All notices, communications, consents and deliveries under this Agreement shall be delivered in writing, unless otherwise expressly permitted herein, and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing (or on the following Monday if mailed on a Friday or Saturday) if sent by a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery; or (d) upon receipt of a confirmed transmission, if sent by facsimile transmission or by email (or on the first Business Day following the date sent if the date sent is not a Business Day), in each case to the parties at the following addresses or to such other addresses as may be furnished in writing by one party to the others, provided that if notice is given by email, such notice shall also be sent at the same time by facsimile transmission:

58

(i)              if to the Buyer or, following the Closing, the Company, to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attn:	President and General Manager – Venturing and Emerging Brands
Facsimile:	(404) 598-0477
Email:	suzzell@coca-cola.com

with a copy, which shall not constitute notice, to:

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
Attn:	General Counsel
Facsimile:	(404) 598-1240
Email:	bgoepelt@coca-cola.com

and

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Attention:	William G. Roche
Anne M. Cox-Johnson
Facsimile:	(404) 572-5133
Email:	broche@kslaw.com
acox@kslaw.com

(ii)            if to the Seller or, prior to the Closing, the Company, to:

Coca-Cola Bottling Co. Consolidated
4100 Coca Cola Plaza
Charlotte, North Carolina 28211
Attention:	Umesh M. Kasbekar, Senior VP – Planning and Administration
Facsimile:	(704) 285-6753
Email:	umesh.kasbekar@ccbcc.com

59

with a copy, which shall not constitute notice, to:

Moore & Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, North Carolina 28202
Attention:	John V. McIntosh
E. Beauregarde Fisher III
Facsimile:	(704) 331-1159
Email:	johnmcintosh@mvalaw.com
beaufisher@mvalaw.com

Notwithstanding anything to the contrary in this Agreement, (x) any information required to be delivered pursuant to Section 5.02(d) and (y) the Closing Financial Information may be delivered by email (or other electronic means) only, and such delivery by email (or other electronic means) will be deemed to satisfy the requirements of this Section 10.02, without the requirement that notice also be provided by facsimile transmission or in any other format or medium; provided, that the delivery of such information by email (or other electronic means) only shall not be deemed effective until the Buyer has confirmed its receipt of the same; and provided, further, that, upon such receipt, the Buyer will be obligated to provide, and shall provide, such confirmation promptly.

Section 10.03    Public Announcements. No party or Affiliate of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Companion Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Seller and the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

60

Section 10.05    Entire Agreement. Except as otherwise expressly provided herein and therein, this Agreement (together with the exhibits and schedules hereto) and the Companion Agreements constitute the entire agreement of the Seller, the Company and the Buyer with respect to the acquisition of the Company by the Buyer from the Seller and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Seller and the Buyer or its Affiliates with respect to the acquisition of the Company by the Buyer from the Seller.

Section 10.06    Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Seller may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but only to the extent that such assignment would not result in an impairment of the Buyer’s rights under this Agreement; and provided, further, that the Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights and obligations under this Agreement to one (1) or more of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07    No Third-Party Beneficiaries. Except as provided in Article IX with respect to CCBCC Indemnified Parties and Buyer Indemnified Parties, Article VI with respect to the Buyer Indemnified Parties, or as provided by Section 5.10 or Section 5.16, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, whether express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08    Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 10.09    Disclosure Schedule. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure with respect to such other Sections or Schedules would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

61

Section 10.10    Governing Law and Dispute Resolution.

(a)              This Agreement and the Companion Agreements (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b)             Each of the parties hereto agrees that, except to the extent set forth otherwise in the Companion Agreements, any claims, causes of action or disputes that may be based upon, arise out of or relate to this Agreement or the Companion Agreements, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”). In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i)              submits for itself and its property in any Action relating to this Agreement and the Companion Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii)            consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)           agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02; and

62

(iv)          agrees that nothing in this Agreement or the Companion Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 10.11    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMPANION AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12    Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto would have an adequate remedy at law. Therefore, the obligations of the Seller and the Company under this Agreement, including the Seller’s obligation to sell the Shares to the Buyer, and the obligations of the Buyer under this Agreement, including the Buyer’s obligation to purchase and acquire the Shares from the Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.13    Rules of Construction. Interpretation of this Agreement and the Companion Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of or to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule, Annexes and Exhibits hereto; (d) references to “dollars” or “$” mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement means including without limitation, unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) each of the parties hereto has participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to days means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

63

Section 10.14    Counterparts. This Agreement and the Companion Agreements may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or the Companion Agreements by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature page follows]

64

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BUYER:

THE COCA-COLA COMPANY

By:	/s/ J. Alexander M. Douglas
Name: J. Alexander M. Douglas
Title: President of Coca-Cola North
America and Executive Vice President

SELLER:

COCA-COLA BOTTLING CO.
CONSOLIDATED

By:	/s/ Umesh Kasbekar
Name: Umesh Kasbekar
Title: Senior Vice President, Planning and
Administration

COMPANY:

BYB BRANDS, INC.

By:	/s/ Norman C. George
Name: Norman C. George
Title: President

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“2013 Data” has the meaning set forth in Section 3.20(a).

“2013/2014 Additional Financial Information” has the meaning set forth in Section 3.20(b).

“2013/2014 Data” has the meaning set forth in Section 3.20(a).

“2014 Data” has the meaning set forth in Section 3.20(a).

“338(h)(10) Election” has the meaning set forth in Section 6.01(i)(i).

“Action” means any claim, action, demand, audit, citation, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Active Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (a) actively performs work on behalf of the Company or (b) is not actively performing work on behalf of the Company due to vacation, holiday, illness or injury (other than an employee receiving workers’ compensation benefits or on an approved leave of absence, including FMLA or military leave), jury duty, or bereavement leave in accordance with applicable policies of the Company.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliate Loans” has the meaning set forth in Section 3.25(a).

“Agreement” means this Stock Purchase Agreement, dated as of July 22, 2015, by and among the Seller, the Company and the Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to this Stock Purchase Agreement made in accordance with Section 10.08.

“Allocation” has the meaning set forth in Section 6.01(i)(iv).

“Anniversary Date” has the meaning set forth in Section 5.22(b).

“Arbitrator” has the meaning set forth in Section 2.07(f).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Atlanta, Georgia are required or authorized by Law to be closed.

“Business Employees” means all employees of the Company, together with any individuals hired by the Company after the date hereof and prior to the Closing.

A-1

“Business Employee Schedule” has the meaning set forth in Section 5.22(a).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Savings Plan” has the meaning set forth in Section 5.22(f).

“BYB Brand Innovation Agreement” has the meaning set forth in Section 5.17.

“Cause” has the meaning set forth in Section 5.22(b).

“CCBCC Indemnified Parties” has the meaning set forth in Section 9.03.

“CCBCC Names” has the meaning set forth in Section 5.12.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Payment” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Financial Information” means: (a) the unaudited balance sheet of the Company as of the Closing Date and the unaudited statement of income of the Company as of the Closing Date, in each case, in a format consistent with the 2013/2014 Data, together with reasonable supporting schedules and documentation; and (b) volume information by franchisee, brand and package as of the Closing.

“Closing Statement” has the meaning set forth in Section 2.07(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective bargaining agreement, labor contract, letter of understanding or letter of intent with a labor organization certified as the collective bargaining representative of the Business Employees.

“Companion Agreements” means the Transition Services Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 5.16(a).

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Registered Intellectual Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company.

“Company Return” has the meaning set forth in Section 6.01(c)(i).

A-2

“Confidential Information” has the meaning set forth in Section 5.04.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Customer” means each of the twenty (20) largest customers of the Company as measured by the dollar amount of purchases made from the Company during the twelve (12) month period ended on the date hereof.

“Deductible Amount” has the meaning set forth in Section 9.02(b).

“Delaware Courts” has the meaning set forth in Section 10.10(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller and the Company to the Buyer and which forms a part of this Agreement.

“dispose” has the meaning set forth in Section 6.01(e)(i).

“Employee Plans” has the meaning set forth in Section 3.14(b).

“End Date” has the meaning set forth in Section 8.01(b).

“Environmental Laws” means any Laws applicable to the Company, the Real Property or any of the other assets and properties of the Company and in effect as of the Closing that regulate (a) the protection of or prevention of harm to human health and safety and the environment or damage to natural resources or (b) the use, management, transportation, treatment, storage, disposal or remediation of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or governmental qualification, registration, filing, privilege, franchise or other authorization that is issued under or pursuant to any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.07(a).

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital Amount is greater than the Estimated Net Working Capital Amount as set forth on the Closing Statement.

A-3

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Target Net Working Capital Amount is less than the Estimated Net Working Capital Amount as set forth on the Closing Statement.

“FDC Act” has the meaning set forth in Section 3.16(b).

“FIAB Business” means the Fuel In a Bottle beverage brand formerly created, distributed and marketed by or on behalf of the Company and all assets, liabilities or business activities of the Company or its Affiliates primarily related to such beverage brand.

“FIAB Business Contracts” has the meaning set forth in Section 3.27(e).

“Final Allocation” has the meaning set forth in Section 6.01(i)(v).

“Final Net Working Capital Schedule” means the schedule of the Net Working Capital Amount, which shall include a calculation of each of the Net Working Capital Surplus, if any, and the Net Working Capital Deficit, if any, as finally determined pursuant to Section 2.07.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Fundamental Representations” has the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantees” has the meaning set forth in Section 5.10.

“Hazardous Substances” means any pollutant, contaminant, material, substance, or waste that is regulated under Environmental Laws, including asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive materials, and petroleum or hydrocarbon substance, fraction, distillate or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Business Employee” means a Business Employee who, as of the date immediately prior to the Closing Date, (a) is not actively performing work on behalf of the Company and (b) is on an approved leave of absence, including FMLA or military leave, or is receiving workers’ compensation benefits.

A-4

“Indebtedness” means any (a) indebtedness for borrowed money or in respect of loans or advances from third party lending sources, (b) obligation evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) indebtedness or obligation for the deferred purchase price of property or services with respect to which the Company is liable as obligor (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) capital lease obligations, (e) obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Company, (f) amounts owed by the Company to the Seller (or Affiliate of the Seller) other than intercompany trade accounts payable for goods and services incurred in the ordinary course of business consistent with past practice and included on the Final Net Working Capital Schedule, (g) all obligations under conditional sale or other title retention agreements relating to the property or assets purchased by the Company, (h) guarantees and (i) obligations under hedging arrangements; provided, that the non-current portion of the Company’s obligations under its office lease which is reflected on the balance sheet as the line item “Long-term liabilities” shall not constitute “Indebtedness.”

“Indemnified Party” has the meaning set forth in Section 9.04(a).

“Indemnifying Party” has the meaning set forth in Section 9.04(a).

“Initial Allocation” has the meaning set forth in Section 6.01(i)(iv).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including utility model, non-provisional, provisional, reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade names, business names, corporate names, service names, trade dress, logos, and other identifiers of the same, together with all adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) internet domain names and social media identifiers, names and profiles; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (e) confidential and proprietary information, including inventions, trade secrets, processes, know-how, techniques, protocols, methods, processes, formulae, compositions, architectures, layouts, designs, research and development confidential or proprietary information, test results, customer and supplier lists, technical information, data, specifications, plans, drawings, and blue prints; (f) computer software, including source code, object, executable or binary code, objects, middleware, firmware, embedded code, comments, display screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith; (g) all other proprietary and intellectual property rights; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

A-5

“Interim Additional Financial Information” means volume information by brand, package and franchisee for each fiscal year ended after the date hereof and prior to the Closing Date.

“Interim Annual Data” has the meaning set forth in Section 5.02(d)(iii).

“Interim Data” has the meaning set forth in Section 5.02(d)(iii).

“Interim Monthly Data” has the meaning set forth in Section 5.02(d)(i).

“Interim Quarterly Data” has the meaning set forth in Section 5.02(d)(ii).

“Knowledge of the Seller” means the actual knowledge, or knowledge that would be obtained after a reasonable inquiry, of (a) Henry W. Flint, James E. Harris, Umesh M. Kasbekar, William J. Billiard, Ashley McFarland, Clifford M. (Tripp) Deal, L. Kent Workman, Norman George and Craig Wilkinson and (b) only with respect to the representations set forth in Section 3.22 (Tax Matters), William Eddy, (c) only with respect to the representations set forth in Section 3.10 (Real Property), Robert Miller and Christopher Pope, (d) only with respect to the representations set forth in Sections 3.13 (Employment Matters) and 3.14 (Employee Benefits Matters), Michael Strong and (e) only with respect to the representations set forth in Section 3.11 (Environmental Matters), Doug Leonard, together in each case with any individuals who succeed to the positions held by the foregoing individuals between the date of this Agreement and the Closing Date.

“Law” means any applicable U.S. federal, state, local or non-U.S. statute, law (including common law), ordinance, regulation, rule, code, order or other requirement or rule of law.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, option, easement, encroachment, right of way, right of first refusal, security interest, encumbrance, claim, lien or charge of any kind (but excluding restrictions on the transfer of the Shares imposed by federal or state securities laws).

“Losses” means all losses, damages, costs, deficiencies, judgments, expenses, interest, awards, liabilities, fines, penalties, obligations and claims of any kind (including reasonable attorneys’ fees and expenses incurred in connection therewith).

“Marks” has the meaning set forth in Section 3.23(c).

“Material Adverse Effect” means any state of facts, event, change, condition, effect, circumstance or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (x) the business condition (financial or otherwise), assets, liabilities, operations or the results of the operations of the Company, or (y) the ability of the Seller or the Company to perform their obligations under this Agreement or the Companion Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that for purposes of clause (x) of this definition, none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur (except with respect to clauses (a), (c) or (f) below, to the extent such state of facts, event, change, condition, effect, circumstance or occurrence has had a disproportionate effect on the Company taken as a whole compared to other participants in the ready-to-drink beverage industry): (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Company operates or (iii) the ready-to-drink beverage industry generally (including demand and the availability and pricing of raw materials, marketing and transportation); (b) the negotiation, execution or the announcement of the transactions contemplated by this Agreement or the Companion Agreements; (c) any changes in applicable Law; (d) actions required to be taken or prohibited pursuant to this Agreement or taken with the Buyer’s consent or at the Buyer’s request; (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby; (f) any hostilities, acts of war, sabotage, terrorism or military actions, or any earthquakes, hurricanes, pandemics or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, or any escalation or worsening of any of the foregoing events; or (g) the failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect exists).

A-6

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Permits” has the meaning set forth in Section 3.07(a).

“Net Book Value” means net book value as reflected on the books and records of the Company as of the Closing Date or as of another specified date if expressly provided for herein.

“Net Working Capital Amount” means an amount equal to (a) the current assets of the Company, less (b) the current liabilities of the Company, in each case, as of the Closing Date and determined in accordance with the guidelines set forth on Section B-1 of the Disclosure Schedule and in accordance with the Closing Financial Information.

“Net Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital Amount is greater than the Net Working Capital Amount, as reflected on the Final Working Capital Schedule.

“Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital Amount is less than the Net Working Capital Amount, as reflected on the Final Working Capital Schedule.

“New FIAB Business Owner” has the meaning set forth in the Recitals.

“Notice of Dispute” has the meaning set forth in Section 2.07(c).

“Obsolete Inventory” has the meaning set forth in Section 5.14(b).

“Payoff Letters” has the meaning set forth on Section 7.03(e).

A-7

“Permitted Liens” means the following Liens: (a) Liens for property Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and for which appropriate reserves have been established; (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens resulting from any facts or circumstances relating to the Buyer or its Affiliates; (f) zoning, building, development and land use restrictions; and (g) any matters that would be shown by an accurate up-to-date survey and any other covenants, conditions, restrictions, rights of way, easements, licenses and other non-monetary Liens and irregularities in title to the extent that such additional matters described in this clause (g) do not materially interfere with the present use or occupancy of the relevant Real Property or impose a material obligation on the lessee of a Real Property.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Straddle Period” shall mean the portion of the Straddle Period that begins after the Closing Date.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date.

“Pre-Closing Material Contract” means any contract or agreement entered into by the Company between the date hereof and the Closing Date in accordance with Section 5.01 which, had such contract or agreement been entered into prior to the date hereof, would have been a Material Contract required to be set forth on Section 3.12(a) of the Disclosure Schedule.

“Pre-Closing Products” means any products at any time manufactured or sold by the Company prior to the Closing.

“Pre-Closing Straddle Period” shall mean the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date.

“Preliminary Net Working Capital Schedule” means the draft schedule of the Net Working Capital Amount, which shall include the Net Working Capital Surplus, if any, and the Net Working Capital Deficit, if any.

“Purchase Price” has the meaning set forth in Section 2.03.

“Real Property” has the meaning set forth in Section 3.10(b).

“Receivables” means the Company’s trade accounts receivable as of the last accounting day of the fiscal month ended immediately prior to the date hereof.

“Recipient” has the meaning set forth in Section 6.01(e).

A-8

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Authority or other public body.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of Hazardous Substances into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Representative” of a Person means a director, manager, officer, employee, advisor, agent, stockholder, member, partner, consultant, accountant, investment banker or other representative of such Person.

“Section 338 Forms” has the meaning set forth in Section 6.01(i)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Return” has the meaning set forth in Section 6.01(c)(i).

“Shares” has the meaning set forth in the Recitals.

“Six-Month Treasury Rate” means the rate set forth for the Closing Date (determined on the first Business Day after the Closing Date) at http://www.federalreserve.gov/releases/h15/update/ in the row titled “Treasury constant maturities, Nominal, 6-months”.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Straddle Return” has the meaning set forth in Section 6.01(c)(ii).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

A-9

“Supplier” means each of the twenty (20) largest suppliers to the Company as measured by the dollar amount of purchases made by the Company during the twelve (12) month period ended on the date hereof.

“Target Net Working Capital Amount” means $2,648,049.

“Tax” or “Taxes” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal gross receipt, capital gains, alternative minimum, profit, value added, net worth, documentary stamp, production, business and occupation, escheat, unclaimed or abandoned property, disability, employment, payroll, severance, or withholding or similar tax imposed by any Governmental Entity, including any interest, addition to tax or penalties related thereto.

“Tax Contest” means an audit, claim, dispute, controversy, hearing, or administrative, judicial, or other proceeding relating to Taxes or Tax Returns.

“Tax Contest Parties” has the meaning set forth in Section 6.01(e).

“Tax Returns” means any report, return, declaration, claim for refund, estimates, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminating Buyer Breach” has the meaning set forth in Section 8.01(c).

“Terminating Seller Breach” has the meaning set forth in Section 8.01(d).

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party Claim Response Period” has the meaning set forth in Section 9.04(a).

“Third Party Intellectual Property” means any Intellectual Property owned by a third party that is incorporated into a product or service of the Company or otherwise used by the Company, other than the Company Intellectual Property.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and not paid prior to the Closing Date.

“Transfer Taxes” has the meaning set forth in Section 6.01(d).

“Transition Services Agreement” means the Transition Services Agreement between the Seller (or its Affiliate) and the Company in a form to be mutually agreed among the Seller and the Buyer.

“Union” has the meaning set forth in Section 3.13(b).

“US FDA” has the meaning set forth in Section 3.16(a).

A-10